CALCULATION OF REGISTRATION FEE

Proposed
Maximum
Title of Each Class of	Amount to be	Aggregate	Amount of
Securities to be Registered	Registered	Offering Price	Registration Fee
5.250% notes due 2017	$300,000,000.00(1)	$300,000,000.00(1)	$21,390.00(2)

(1) Equals the aggregate principal amount of 5.250% notes due 2017 to be registered hereunder. These amounts are estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) of the Securities Act of 1933, as amended (the “Securities Act”).

(2) Calculated pursuant to Rule 457(o) and Rule 457(r) under the Securities Act. The fee payable in connection with the offering of Common Stock pursuant to this prospectus supplement has been paid in accordance with Rule 456(b) under the Securities Act.
Filed pursuant to Rule 424(b)(2) Registration No. 333-168859

Prospectus Supplement
To Prospectus dated August 16, 2010

Ingram Micro Inc.

$300,000,000

5.250% notes due 2017

Ingram Micro is offering $300,000,000 of 5.250% notes due September 1, 2017 (the “notes”). Ingram Micro will pay interest on the notes on March 1 and September 1 of each year, commencing March 1, 2011. The notes will be issued only in minimum denominations of $2,000 and integral multiples of $1,000 thereof.

Ingram Micro may redeem the notes in whole or in part prior to their maturity at any time at the redemption prices described in “Description of the Notes — Optional Redemption.” Upon the occurrence of a Change of Control Triggering Event (as defined herein), Ingram Micro will be required to make an offer to purchase the notes at a price equal to 101% of their aggregate principal amount, plus accrued and unpaid interest to, but excluding, the date of purchase.

See “Risk Factors” beginning on page S-7 to read about important factors you should consider before investing in the notes.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

			Proceeds,
			Before Expenses,
			to Ingram
	Price to the Public	Underwriting Discount	Micro

Per Note	99.998%	0.625%	99.373%
Total	$299,994,000	$1,875,000	$298,119,000

The public offering price set forth above does not include accrued interest, if any. Interest on the notes will accrue from August 19, 2010 and must be paid by the purchasers if the notes are delivered after August 19, 2010. The notes will not be listed on any securities exchange or included in any automated quotation system.

The underwriters expect to deliver the notes through the facilities of The Depository Trust Company against payment in New York, New York on August 19, 2010.

Joint Book-Running Managers

BofA Merrill Lynch	Morgan Stanley
Co-Managers

BNP PARIBAS	Mizuho Securities USA Inc.	Raymond James
RBS	Scotia Capital	UBS Investment Bank

Prospectus Supplement dated August 16, 2010.

You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any free writing prospectus required to be filed with the SEC. Neither we nor the underwriters have authorized anyone to provide you with different information. If anyone provides you with additional or different information, you should not rely on it. Neither we nor the underwriters are making an offer of these securities in any jurisdiction where the offer or sale of such securities is not permitted. You should not assume that the information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the front of this prospectus supplement. Our business, financial condition, liquidity, results of operations and prospects may have changed since that date.

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first is this prospectus supplement, which describes the specific terms of this offering. This prospectus supplement also incorporates by reference the information described under “Where You Can Find More Information.” The second part is the accompanying prospectus dated August 16, 2010. The accompanying prospectus contains a description of our debt securities and gives more general information, some of which may not apply to this offering.

This prospectus supplement may add, update or change information contained in or incorporated by reference in the accompanying prospectus. If the description of this offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

Unless we have indicated otherwise, references in this prospectus supplement to “Ingram Micro,” “we,” “us” and “our” or similar terms are to Ingram Micro Inc. and its consolidated subsidiaries.

S-ii

SUMMARY

The following summary highlights information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. It may not contain all of the information that you should consider before investing in the notes. You should carefully read this entire prospectus supplement, as well as the accompanying prospectus and the documents incorporated by reference herein that are described under “Where You Can Find More Information.”

The Company

Introduction

Ingram Micro, a Fortune 100 company, is the largest global information technology (“IT”) wholesale distributor by net sales as of the end of 2009, providing sales, marketing, and logistics services for the IT industry worldwide. We provide a vital link in the IT supply chain by generating demand and developing markets for our technology partners. While we remain focused on continuing to build our IT distribution business, we also are developing an increasing presence in adjacent technology categories, such as automatic identification and data capture (“AIDC”); point-of-sale (“POS”); managed, professional and warranty maintenance services; and consumer electronics (“CE”) to broaden our product lines and market presence. We create value in the market by extending the reach of our technology partners, capturing market share for resellers and suppliers, creating innovative solutions comprised of both technology products and services, offering credit, and providing efficient fulfillment of IT products and services. With a broad range of products and an array of services, we create operating efficiencies for our partners around the world.

History

We began business in 1979, operating as Micro D Inc., a California corporation. Through a series of acquisitions, mergers and organic growth, Ingram Micro’s global footprint and product breadth have expanded and strengthened in North America; Europe, the Middle East and Africa (“EMEA”); Asia Pacific; and Latin America.

Industry

The worldwide IT products and services distribution industry generally consists of two types of business: traditional distribution and fee-based supply chain services. Within the traditional distribution model, the distributor buys, holds title to, and sells products and/or services to resellers who, in turn, typically sell to other resellers or directly to end-users. While some vendors have elected to sell directly to resellers or end-users for particular customer and product segments, we believe that vendors continue to embrace traditional distributors that have a global presence and proven ability to manage multiple products and resellers worldwide, provide access to fragmented markets, and deliver products to market in an efficient manner. Resellers in the traditional distribution model are able to build efficiencies and reduce costs by depending on distributors for a number of services, including product availability, marketing, credit, technical support, and inventory management, which includes direct shipment to end-users and, in some cases, provides end-users with distributors’ inventory availability. During periods of constrained credit, distributors with strong balance sheets and ample credit capacity are especially valued by suppliers. Those distributors that work with resellers to offer enhanced value-added solutions and services customized to the needs of their specific end-user customer base are better able to succeed in this environment. As the world’s leading broad-based distributor, we also offer to both suppliers and resellers fee-based supply chain services, encompassing the end-to-end functions of the supply chain. Our fee-based service offerings to suppliers include logistics, fulfillment, and marketing services, as well as third-party product-related services. Likewise, we offer fee-based services to retailers and Internet resellers seeking fulfillment services, inventory management, reverse logistics, and other supply chain services. We will continue to evolve our business model to meet the changing requirements of our customers, both suppliers and resellers.

Company Strengths

We believe that the following strengths will help us grow and enable us to further enhance our leadership position in the IT distribution industry and in adjacent technology product and service categories:

•	Strong Working Capital Management and a Solid Financial Position. We have consistently demonstrated strong working capital management. In particular, we have maintained a strong focus on optimizing our investment in inventory, while preserving customer fill rates and service levels.

•	Continuous Focus on Optimizing Productivity. We continue to seek ways to improve our processes and streamline our business model, while refining our cost structure to respond to changes in market demand.

•	Business Diversification. Our ability to execute on new initiatives and adapt to new business models helps us to overcome the risks, volatility and demand fluctuations associated with a single market, vendor or product segment.

•	Products. Based on publicly available information, we believe we offer the largest breadth of products in the IT industry. We believe that our broad base of products allows us to better serve our customers, as well as mitigate risk.

•	Services. IT services is one of the fastest-growing and highest gross margin segments of IT spending. We are intent on building our service offerings which will enhance our gross margin profile with no inventory risk while allowing us to bring additional value to our customers and become more connected to our resellers’ end-user customers.

•	Customers. Our focus on diversification extends to a wide-range of customers we serve in each of our regions. Our customer segments are distinguished by the end-users they serve and the types of products and services they provide. Our diversification strategy — which opened new markets in AIDC/POS, CE, home automation and entertainment, physical security and mobility products— has generated new customer segments for our traditional IT products.

•	Geographic Diversification. Our presence in a larger number of markets than any other broad-based technology products distributor provides us with a more balanced global portfolio with which to capitalize on growth opportunities, and manage and mitigate risk.

•	Competitive Differentiation through High Quality Execution. Through our understanding and fulfillment of the needs of our reseller and supplier partners, we provide our customers with the supply chain tools they require to increase the efficiency of their operations, enabling them to minimize inventory levels, improve customer delivery, and enhance profitability.

Customers

Our reseller customers are distinguished by the end-user market they serve, such as large corporate accounts, mid-market, small-to-medium sized business, or home users, and by the level of value they add to the basic products they sell. They include value-added resellers and solution providers, corporate resellers, retailers, systems integrators, direct marketers, Internet-based resellers, independent dealers, reseller purchasing associations, and PC assemblers. Many of our reseller customers are heavily dependent on distribution partners with the necessary systems, capital, inventory availability, and distribution facilities in place to provide fulfillment and other services.

Products

We distribute and market hundreds of thousands of technology products worldwide from the industry’s premier computer hardware suppliers, networking equipment suppliers, software publishers, and other suppliers of computer peripherals, CE, AIDC/POS, physical security and mobility hardware worldwide. Product assortments vary by market, and the suppliers’ relative contribution to our sales also varies from country to country. On a worldwide basis, our revenue mix by product category has remained relatively stable over the past several years, although it may fluctuate between and within different operating regions.

Services

We offer a variety of services to our customers and suppliers. Our services may be purchased individually or in combination with other services, or they may be provided along with our product sales. Although services represent one of the key components of our long-term strategy, they represented less than 10% of our net sales for the fiscal year ended January 2, 2010.

Suppliers

We sell the products of more than 1,300 suppliers, which represent the world’s leading computer hardware, networking equipment, AIDC/POS and CE manufacturers and software publishers. Products purchased from Hewlett-Packard generated approximately 24%, 23%, and 23% of our net sales in fiscal years 2009, 2008 and 2007, respectively. There were no other vendors that represented 10% or more of our net sales in any of the last three years.

Our principal executive offices are located at 1600 E. St. Andrews Place, Santa Ana, California 92705. Our telephone number is (714) 566-1000. We maintain a website at www.ingrammicro.com where general information about us is available. We are not incorporating the contents of our website into this prospectus supplement.

The Offering

The summary below describes the principal terms of the notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. The “Description of the Notes” section of this prospectus supplement contains a more detailed description of the terms and conditions of the notes.

Issuer	Ingram Micro Inc.

Securities Offered	$300.0 million aggregate principal amount of 5.250% notes due 2017

Maturity Date	September 1, 2017

Original Issue Date	August 19, 2010

Interest Rate	5.250%

Interest Payment Dates	March 1 and September 1 of each year, beginning on March 1, 2011

Issue Price	99.998%

Ranking	The notes:

• are unsecured;

• rank equally with all our existing and future unsubordinated and unsecured debt;

• are senior to any future subordinated debt; and

• are effectively junior to any existing and future secured debt to the extent of the collateral securing such debt and to all existing and future debt and other liabilities of our subsidiaries.

Use of Proceeds	The net proceeds of this offering will be used for general corporate purposes. See “Use of Proceeds.”

Sinking Fund	None

Repurchase Upon a Change of Control	Upon the occurrence of a Change of Control Triggering Event (as described in “Description of the Notes — Change of Control Offer”), we will be required to offer to purchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of your notes at a purchase price in cash equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, to, but not including, the date of purchase.

No Listing	We do not intend to apply for the listing of the notes on any securities exchange or for the quotation of the notes in any dealer quotation system.

Trustee	Deutsche Bank Trust Company Americas

Risk Factors	You should carefully consider all of the information in this prospectus supplement and the accompanying prospectus and the documents incorporated herein and therein by reference. In particular, you should evaluate the information set forth under “Risk Factors” before deciding whether to invest in the notes.

Summary Consolidated Financial Data

The following tables summarize our consolidated financial data for the periods presented. The summary consolidated financial data for each of the three years ended January 2, 2010 are derived from our audited consolidated financial statements incorporated by reference herein. The summary historical financial data as of July 3, 2010 and for the twenty-six weeks ended July 3, 2010 and July 4, 2009 are derived from our unaudited consolidated financial statements incorporated by reference herein. Our unaudited consolidated financial statements have been prepared on a basis consistent with our audited consolidated financial statements and, in the opinion of our management, include all adjustments (consisting only of normal recurring adjustments) considered necessary for a fair presentation of the financial position and results of operations for such period. The results of operations for the twenty-six weeks ended July 3, 2010 are not necessarily indicative of the results for our full fiscal year ending January 1, 2011. The balance sheet data set forth below, as adjusted, gives effect to the issuance of the notes offered by this prospectus supplement as if the offering had occurred on July 3, 2010.

Our summary consolidated financial data set forth below should be read in conjunction with our consolidated financial statements, including the accompanying notes, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” both of which can be found in our Annual Report on Form 10-K for the fiscal year ended January 2, 2010 and our Quarterly Report on Form 10-Q for the quarterly period ended July 3, 2010, both of which are incorporated by reference herein.

Our fiscal year is a 52-week or 53-week period ending on the Saturday nearest to December 31. References below to fiscal years “2009,” “2008” and “2007,” represent the fiscal years ended January 2, 2010 (52-weeks), January 3, 2009 (53-weeks) and December 29, 2007 (52-weeks), respectively.

	Twenty-six Weeks Ended
	July 3,	July 4,	Fiscal Years
	2010	2009	2009	2008	2007
	(Unaudited)
	(In thousands, except per share data)

Statements of Operations Data:
Net sales	$16,252,282	$13,323,682	$29,515,446	$34,362,152	$35,047,089
Cost of sales	15,373,367	12,556,573	27,845,237	32,422,061	33,137,791

Gross profit(1)	878,915	767,109	1,670,209	1,940,091	1,909,298
Operating expenses:
Selling, general and administrative	669,008	658,260	1,337,696	1,512,578	1,463,969
Impairment of goodwill	—	2,490	2,490	742,653	—
Reorganization costs (credits)	(358)	20,120	34,083	17,029	(1,091)

	668,650	680,870	1,374,269	2,272,260	1,462,878

Income (loss) from operations(2)	210,265	86,239	295,940	(332,169)	446,420
Other expense (income):
Interest income	(2,113)	(4,680)	(9,088)	(18,337)	(20,106)
Interest expense	13,469	13,035	28,177	64,548	75,495
Net foreign exchange loss (gain)	1,677	3,634	3,886	1,105	(135)
Other	5,277	2,377	3,717	2,653	5,928

	18,310	14,366	26,692	49,969	61,182

Income (loss) before income taxes(2)	191,955	71,873	269,248	(382,138)	385,238
Provision for income taxes	53,900	19,063	67,110	12,783	109,330

Net income (loss)(3)	$138,055	$52,810	$202,138	$(394,921)	$275,908

Basic earnings (loss) per share	$0.84	$0.33	$1.24	$(2.37)	$1.61
Diluted earnings (loss) per share	$0.83	$0.32	$1.22	$(2.37)	$1.56

(1)	Includes a net charge to cost of sales of $30,134 in 2007 related to the reserve recorded for the potential liability for certain commercial taxes in Brazil, as well as reductions in cost of sales of $9,758 and $8,224 in fiscal years 2009 and 2008, respectively, for the release of portions of this reserve as the statute of limitations for an assessment had expired.

(2)	Includes items from footnote (1) above as well as: (i) charges for the impairment of goodwill of $2,490 in both the twenty-six weeks ended July 4, 2009 and fiscal year 2009, and $742,653 in fiscal year 2008; (ii) net reorganization costs (credits) of ($358), $20,120, $34,083, $17,029 and ($1,091) in the twenty-six weeks ended July 3, 2010, the twenty-six weeks ended July 4, 2009 and fiscal years 2009, 2008 and 2007, respectively; (iii) other major-program costs associated with the reorganization activities totaling $1,457, $3,553 and $1,544, charged to selling, general and administrative, or SG&A, expenses in the twenty-six weeks ended July 4, 2009 and fiscal years 2009 and 2008, respectively; and (iv) a charge to SG&A expenses of $15,000 in fiscal year 2007 associated with the loss on settlement of a SEC matter regarding certain transactions with McAfee, Inc. (formerly NAI) from 1998 through 2000.

(3)	Includes the after-tax impact of items noted in footnotes (1) and (2) above.

	As of July 3, 2010
	Actual	As Adjusted
	(Unaudited)
	(In thousands)

Balance Sheet Data:
Cash, cash equivalents and short-term investments	$761,849	1,059,036
Total assets	7,692,468	7,992,468
Total debt	351,164	651,164
Total stockholders’ equity	2,903,562	2,903,562

RISK FACTORS

An investment in the notes involves various risks. Prior to making a decision about investing in our notes, you should carefully consider all the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. In particular, you should carefully consider the risk factors described below, which are not exhaustive. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also have a material adverse effect on our business and operations.

Risks Related to Our Business

Difficult conditions in the global economy have affected our business and results of operations.

A prolonged worldwide economic downturn may lead to:

•	More intense competition, which may lead to lower sales or reduced sales growth, loss of market share, reduced prices, and lower gross margins;

•	loss of vendor rebates;

•	extended payment terms with customers;

•	increased bad debt risks;

•	shorter payment terms with vendors;

•	reduced access to liquidity and higher financing and interest costs;

•	increased currency volatility making hedging more expensive and more difficult to obtain; and

•	increased inventory losses related to obsolescence and/or excess quantities.

Each of these factors, individually or in the aggregate, could adversely affect our results of operations, financial condition and cash flows. Our results of operations have been affected to varying degrees by the factors noted above resulting in large part from the difficult conditions experienced in the global economy in recent periods. If the current economic downturn continues or intensifies, our results could be adversely affected.

Prolonged economic downturns may also lead to additional restructuring actions and associated expenses in response to the lower sales volume. In addition, we may not be able to adequately adjust our cost structure in a timely fashion to remain competitive, which may cause our profitability to suffer.

  Our failure to adequately adapt to IT industry changes could negatively impact our future operating results.

The IT products industry is subject to rapid technological change, new and enhanced product specification requirements and evolving industry standards. Suppliers may give us limited or no access to new products being introduced. Changes may cause inventory in stock to decline substantially in value or to become obsolete, regardless of the general economic environment. Although it is the policy of many suppliers of IT products to offer distributors like us, who purchase directly from them, limited protection from the loss in value of inventory due to technological change or such suppliers’ price reductions (“price protection”), if major suppliers decrease the availability of price protection to us, such a change in policy could lower our gross margins on products we sell or cause us to record inventory write-downs. In addition, suppliers could become insolvent and unable to fulfill their protection obligations to us. We offer no assurance that price protection will continue, that unforeseen new product developments will not adversely affect us, or that we will successfully manage our existing and future inventories. Significant changes in supplier terms, such as higher thresholds on sales volume before distributors may qualify for discounts and/or rebates, the overall reduction in the amount of incentives available, reduction or termination of price protection, return levels, or other inventory management programs, or reductions in payment terms or trade credit, or vendor-supported credit programs, may adversely impact our results of operations or financial condition. Finally, if we were not able to adequately adapt to the emergence of alternative means of distribution for software and hardware, such as site licenses, electronic distribution and cloud computing, our future operating results could be adversely affected.

  We have significant credit exposure to our customers and negative trends in their businesses could cause us significant credit loss.

As is customary in many industries, we extend credit to our customers for a significant portion of our net sales. Customers have a period of time, generally 30 to 45 days after date of invoice, to make payment. We are subject to the risk that our customers will not pay for the products they have purchased. The risk that we may be unable to collect on receivables may increase if our customers experience decreases in demand for their products and services or otherwise become less stable, due to adverse economic conditions. If there is a substantial deterioration in the collectability of our receivables or if we cannot obtain credit insurance at reasonable rates, are unable to collect under existing credit insurance policies, or fail to take other actions to adequately mitigate such credit risk, our earnings, cash flows and our ability to utilize receivable-based financing could deteriorate.

We continually experience intense competition across all markets for our products and services.

Our competitors include local, regional, national, and international distributors, as well as suppliers that employ a direct-sales model. As a result of intense price competition in the IT products and services distribution industry, our gross margins have historically been narrow and we expect them to continue to be narrow in the future. In addition, when there is overcapacity in our industry, our competitors may reduce their prices in response to this overcapacity. We offer no assurance that we will not lose market share, or that we will not be forced in the future to reduce our prices in response to the actions of our competitors and thereby experience a reduction in our gross margins. Furthermore, to remain competitive we may be forced to offer more credit or extended payment terms to our customers. This could increase our required capital, financing costs, and the amount of our bad debt expenses. We have also initiated and expect to continue to initiate other business activities and may face competition from companies with more experience and/or from new entrants in those markets. As we enter new business areas, we may encounter increased competition from current competitors and/or from new competitors, some of which may be our current customers or suppliers, which may negatively impact our sales or profitability.

We operate a global business that exposes us to risks associated with international activities.

We have local sales offices and/or Ingram Micro representatives in 36 countries, and sell our products and services to resellers in approximately 150 countries. A large portion of our revenue is derived from our international operations. As a result, our operating results and financial condition could be significantly affected by risks associated with international activities, including environmental and trade protection laws, policies and measures; tariffs; export license requirements; enforcement of the Foreign Corrupt Practices Act, or similar laws of other jurisdictions on our business activities outside the Unites States; other regulatory requirements; economic and labor conditions; political or social unrest; economic instability or natural disasters in a specific country or region, such as hurricanes and tsunamis; health or similar issues such as the outbreak of the swine flu; complex tax regimes in various jurisdictions; and difficulties in staffing and managing international operations.

We are exposed to market risk primarily related to foreign currencies and interest rates. In particular, we are exposed to changes in the value of the U.S. dollar versus the local currency in which the products are sold and goods and services are purchased, including devaluation and revaluation of local currencies. We manage our exposure to fluctuations in the value of currencies and interest rates using a variety of financial instruments. Although we believe that our exposures are appropriately diversified across counterparties and that, through our ongoing monitoring procedures, these counterparties are creditworthy financial institutions, we are exposed to credit loss in the event of nonperformance by our counterparties to foreign exchange and interest rate swap contracts and we may not be able to adequately mitigate all foreign currency related risks.

  We are dependent on a variety of information systems, which, if not properly functioning, could adversely disrupt our business and harm our reputation and net sales.

We depend on a variety of information systems for our operations, including our IMpulse enterprise resource planning (ERP) system, which has historically supported many of our operational functions such as inventory management, order processing, shipping, receiving, and accounting. Because most of our information systems consist of a number of legacy, internally developed applications, it can be harder to upgrade them and may be more difficult to adapt to commercially available software.

We are in the process of implementing a company-wide transition to a new single ERP software system and related processes to perform various functions and improve on the efficiency with which we do business globally. We began committing resources to this conversion process in 2007, and deployment of the new solution commenced in 2009 and is expected to be completed over the next several years. This conversion is complex, in part, because of the wide range of processes and the multiple legacy systems that must be integrated globally. We are following a project plan that we believe provides for a reasonable allocation of resources for the conversion program. However, execution of such a plan, or a divergence from it, may result in cost overruns, project delays, or business interruptions. Furthermore, divergence from our project plan could impact the timing and/or extent of benefits we expect to achieve from the system and process efficiencies.

Any disruptions, delays or deficiencies in the design and implementation of the new ERP system, or in the performance of our legacy systems, particularly any disruptions, delays or deficiencies that impact our operations, could adversely affect our ability to effectively run and manage our business and potentially for our customers to access our price and product availability information. Further, as we are dependent upon our ability to gather and promptly transmit accurate information to key decision makers, our business, results of operations and financial condition may be adversely affected if our information systems do not allow us to transmit accurate information, even for a short period of time. We may also be limited in our ability to integrate any new business that we may acquire. Failure to properly or adequately address these issues could impact our ability to perform necessary business operations, which could adversely affect our reputation, competitive position, business, results of operations and financial condition.

Finally, we also rely on the Internet for a significant percentage of our orders and information exchanges with our customers. The Internet and individual websites have experienced a number of disruptions and slowdowns, some of which were caused by organized attacks. In addition, some websites have experienced security breakdowns. To date, our website has not experienced any material breakdowns, disruptions or breaches in security; however, we cannot assure that this will not occur in the future. If we were to experience a security breakdown, disruption or breach that compromised sensitive information, this could harm our relationship with our customers, suppliers or associates. Disruption of our website or the Internet in general could impair our order processing or more generally prevent our customers and suppliers from accessing information. This could cause us to lose business.

  Changes in our credit rating or other market factors, such as adverse capital and credit market conditions or reductions in cash flow from operations, may affect our ability to meet liquidity needs, reduce access to capital, and/or increase our costs of borrowing.

Our business requires significant levels of capital to finance accounts receivable and product inventory that is not financed by trade creditors. This is especially true when our business is expanding, including through acquisitions, but we still have substantial demand for capital even during periods of stagnant or declining net sales. In order to continue operating our business, we will continue to need access to capital, including debt financing, inbound and outbound flooring and draft discounting facilities. In addition, changes in payment terms with either suppliers or customers could increase our capital requirements. Our ability to repay current or future indebtedness when due, or have adequate sources of liquidity to meet our business needs may be affected by changes to the cash flows of our subsidiaries. A reduction of cash flow generated by our subsidiaries may have an adverse effect on our liquidity. Under certain circumstances, legal, tax or contractual restrictions may limit our ability or make it more costly to redistribute cash between subsidiaries to meet the company’s overall operational or strategic investment needs, or for repayment of indebtedness requirements.

We believe that our existing sources of liquidity, including cash resources and cash provided by operating activities, supplemented as necessary with funds available under our credit arrangements, will provide sufficient resources to meet our present and future working capital and cash requirements for at least the next twelve months. However, the capital and credit markets have been experiencing unprecedented levels of volatility and disruption. Such market conditions may limit our ability to replace, in a timely manner, maturing credit arrangements or affect our ability to access committed capacities or the capital we require may not be available on terms acceptable to us, or at all, due to inability of our finance partners to meet their commitments to us. Furthermore, if we do not meet various covenant requirements of our corporate finance programs, including cross-default threshold provisions, we may not be able to access the majority of our credit programs with our finance partners. The lack of availability of such funding could harm our ability to operate or expand our business.

In addition, our cash and cash equivalents (including trade receivables collected and/or monies set aside for payment to creditors) are deposited and/or invested with various financial institutions located in the various countries in which we operate. We endeavor to monitor these financial institutions regularly for credit quality; however, we are exposed to risk of loss on such funds or we may experience significant disruptions in our liquidity needs if one or more of these financial institutions were to suffer bankruptcy or similar restructuring.

  We have made and expect to continue to make investments in new business strategies and initiatives, including acquisitions, which could disrupt our business and have an adverse effect on our operating results.

Such investments may involve significant risks and uncertainties, including distraction of management’s attention away from normal business operations; insufficient revenue generation to offset liabilities assumed and expenses associated with the strategy; difficulty in the integration of acquired businesses, including new employees, business systems and technology; inability to adapt to challenges of new markets, including geographies, products and services, or to attract new sources of profitable business from expansion of products or services; exposure to new regulations; and issues not discovered in our due diligence process. Our operations may be adversely impacted by an acquisition that (i) is not suited for us, (ii) is improperly executed, or (iii) substantially increases our debt. Any of these factors could adversely affect our operating results or financial condition.

  Terminations of a supply or services agreement or a significant change in supplier terms or conditions of sale could negatively affect our operating margins, revenue or the level of capital required to fund our operations.

A significant percentage of our net sales relates to products sold to us by relatively few suppliers. As a result of such concentration risk, terminations of supply or services agreements, or a significant change in the terms or conditions of sale from one or more of our more significant partners, or bankruptcy or closure of business by one or more of our more significant partners could negatively affect our operating margins, revenues or the level of capital required to fund our operations. Our suppliers have the ability to make, and in the past have made, rapid and significantly adverse changes in their sales terms and conditions, such as reducing the amount of price protection and return rights as well as reducing the level of purchase discounts and rebates they make available to us. In most cases, we have no guaranteed price or delivery agreements with suppliers. In certain product categories, such as systems, limited price protection or return rights offered by suppliers may have a bearing on the amount of product we may be willing to stock. We expect restrictive supplier terms and conditions to continue in the foreseeable future. Our inability to pass through to our reseller customers the impact of these changes, as well as our failure to develop systems to manage ongoing supplier programs, could cause us to record inventory write-downs or other losses and could have a negative impact on our gross margins.

We receive purchase discounts and rebates from suppliers based on various factors, including sales or purchase volume, breadth of customers and achievement of other goals set by the vendors. These purchase discounts and rebates may affect gross margins. Many purchase discounts from suppliers are based on percentage increases in sales of products. Our operating results could be negatively impacted if these rebates or discounts are reduced or eliminated or if our vendors significantly increase the complexity of process and costs for us to receive such rebates.

Our ability to obtain particular products or product lines in the required quantities and to fulfill customer orders on a timely basis is critical to our success. The IT industry experiences significant product supply shortages and customer order backlogs from time to time due to the inability of certain suppliers to supply certain products on a timely basis. As a result, we have experienced, and may in the future continue to experience, short-term shortages of specific products. In addition, suppliers who currently distribute their products through us may decide to shift to or substantially increase their existing distribution, through other distributors, their own dealer networks, or directly to resellers or end-users. Suppliers have, from time to time, made efforts to reduce the number of distributors with which they do business. This could result in more intense competition as distributors strive to secure distribution rights with these vendors, which could have an adverse effect on our operating results. If suppliers are not able to provide us with an adequate supply of products to fulfill our customer orders on a timely basis or we cannot otherwise obtain particular products or a product line or suppliers substantially increase their existing distribution through other distributors, their own dealer networks, or directly to resellers, our reputation, sales and profitability may suffer.

  Changes in, or interpretations of, tax rules and regulations may adversely affect our effective income tax rates or operating margins and we may be required to pay additional tax assessments.

We are subject to both income and transaction based taxes in substantially all countries and jurisdictions in which we operate. Unanticipated changes to our effective income tax rate could adversely affect our future earnings and cash flows. Our effective income tax rate in the future could be adversely affected by changes in the mix of earnings in countries with differing statutory tax rates, changes in the valuation of deferred tax assets and liabilities, changes to our operating structure, changes in tax laws and the discovery of new information in the course of our tax return preparation process.

Likewise, unanticipated changes to our transaction tax liabilities could adversely affect our future results of operations, cash flows and our competitive position. We engage in a high volume of transactions where multiple types of consumption, commercial and service taxes are potentially applicable. An inability to appropriately identify, charge, remit and document such taxes, along with an inconsistency in the application of these taxes by the applicable taxing authorities, may negatively impact our gross and operating margins, financial position or cash flows.

We are subject to the continual examination of both our income and transaction tax returns by the Internal Revenue Service and other domestic and foreign tax authorities. While we regularly evaluate our tax contingencies and uncertain tax positions to determine the adequacy of our provision for income and other taxes based on the technical merits and the likelihood of success resulting from tax examinations, any adverse outcome from these continuous examinations may have an adverse effect on our operating results and financial position.

  We cannot predict what loss we might incur in litigation matters and contingencies that we may be involved with from time to time.

There are various claims, lawsuits and pending actions against us. It is our opinion that the ultimate resolution of these matters will not have a material adverse effect on our consolidated financial position, results of operations or cash flows. However, we can make no assurances that we will ultimately be successful in our defense of any of these matters. See “Legal Proceedings,” in our Annual Report on Form 10-K, incorporated herein by reference, for a discussion of our material legal matters.

  Failure to retain and recruit key personnel would harm our ability to meet key objectives.

Because of the nature of our business, which includes, but is not limited to, a high volume of transactions, business complexity, wide geographical coverage, and broad scope of products, suppliers, and customers, we are dependent in large part on our ability to retain the services of our key management, sales, IT, operational, and finance personnel. Our continued success is also dependent upon our ability to retain and recruit other qualified employees, including highly skilled technical, managerial, and marketing personnel, to meet our needs. Competition for qualified personnel is intense. We may not be successful in attracting and retaining the personnel we require, which could have a material adverse effect on our business. In addition, we have recently reduced our personnel in various geographies and functions through our restructuring and outsourcing activities. These reductions could negatively impact our relationships with our workforce, or make hiring other employees more difficult. In addition, failure to meet performance targets for the company may result in reduced levels of incentive compensation, which may affect our ability to retain key personnel. Additionally, changes in workforce, including government regulations, collective bargaining agreements or the availability of qualified personnel could disrupt operations or increase our operating cost structure.

  We may incur material litigation, regulatory or operational costs or expenses, and may be frustrated in our marketing efforts, as a result of new environmental regulations or private intellectual property enforcement disputes.

We already operate in or may expand into markets which could subject us to environmental laws that may have a material adverse effect on our business, including the European Union Waste Electrical and Electronic Equipment Directive as enacted by individual European Union countries and other similar legislation adopted in North America, which make producers of electrical goods, including computers and printers, responsible for collection, recycling, treatment and disposal of recovered products. We may also be prohibited from marketing products, could be forced to market products without desirable features, or could incur substantial costs to defend legal actions, including where third parties claim that we or vendors who may have indemnified us are infringing upon their intellectual property rights. In recent years, individuals and groups have begun purchasing intellectual property assets for the sole purpose of making claims of infringement and attempting to extract settlements from target companies. Even if we believe that such infringement claims are without merit, the claims can be time-consuming and costly to defend and divert management’s attention and resources away from our business. Claims of intellectual property infringement also might require us to enter into costly settlements or pay costly damage awards, or face a temporary or permanent injunction prohibiting us from marketing or selling certain products. Even if we have an agreement to indemnify us against such costs, the indemnifying party may be unable or unwilling to uphold its contractual obligations to us.

  If our business does not perform well, we may be required to recognize further impairments of our intangible or other long-lived assets or to establish a valuation allowance against our deferred income tax assets, which could adversely affect our results of operations or financial condition.

We recognized a $742.6 million impairment charge to our goodwill in the fourth quarter of 2008 which materially impacted our equity and results of operations in 2008, but did not impact our ongoing business operations, liquidity, cash flow or compliance with covenants for our credit facilities. Our future results of operations may be impacted by prolonged weakness in the current economic environment which may result in an impairment of any goodwill recorded in the future and/or other long-lived assets or valuation allowance on our deferred tax assets, which could adversely affect our results of operations or financial condition.

We face a variety of risks in our reliance on third-party service companies, including shipping companies for the delivery of our products and outsourcing arrangements. We rely almost entirely on arrangements with third-party shipping and freight forwarding companies for the delivery of our products. The termination of our arrangements with one or more of these third-party shipping companies, or the failure or inability of one or more of these third-party shipping companies to deliver products from suppliers to us or products from us to our reseller customers or their end-user customers, could disrupt our business and harm our reputation and operating results.

In addition, we have outsourced various transaction-oriented service and support functions to business process outsource providers. We have also outsourced a significant portion of our IT infrastructure function and certain IT application development functions to third-party providers. We may outsource additional functions to third-party providers. Our reliance on third-party providers to provide service to us, our customers and suppliers and for our IT requirements to support our business could result in significant disruptions and costs to our operations, including damaging our relationships with our suppliers and customers, if these third-party providers do not meet their obligations to adequately maintain an appropriate level of service for the outsourced functions or fail to adequately support our IT requirements. As a result of our outsourcing activities, it may also be more difficult to recruit and retain qualified employees for our business needs.

  Changes in accounting rules could adversely affect our future operating results.

Our consolidated financial statements are prepared in accordance with U.S. generally accepted accounting principles. These principles are subject to interpretation by various governing bodies, including the Financial Accounting Standards Board and the SEC, who create and interpret appropriate accounting standards. Future periodic assessments required by current or new accounting standards may result in additional noncash charges and/or changes in presentation or disclosure. A change from current accounting standards could have a significant adverse effect on our financial position or results of operations.

  Future terrorist or military actions could result in disruption to our operations or loss of assets in certain markets or globally.

Future terrorist or military actions, in the U.S. or abroad, could result in destruction or seizure of assets or suspension or disruption of our operations. Additionally, such actions could affect the operations of our suppliers or customers, resulting in loss of access to products, potential losses on supplier programs, loss of business, higher losses on receivables or inventory, and/or other disruptions in our business, which could negatively affect our operating results. We do not carry broad insurance covering such terrorist or military actions, and even if we were to seek such coverage, the cost would likely be prohibitive.

  Our quarterly results have fluctuated significantly.

Our quarterly operating results have fluctuated significantly in the past and will likely continue to do so in the future as a result of:

•	general deterioration in economic or geopolitical conditions, including changes in legislation and regulatory environments in which we operate;

•	competitive conditions in our industry, which may impact the prices charged and terms and conditions imposed by our suppliers and/or competitors and the prices we charge our customers, which in turn may negatively impact our revenues and/or gross margins;

•	seasonal variations in the demand for our products and services, which historically have included lower demand in Europe during the summer months, worldwide pre-holiday stocking in the retail channel during the September-to-December period and the seasonal increase in demand for our North American fee-based logistics related services in the fourth quarter, which affects our operating expenses and margins;

•	changes in product mix, including entry or expansion into new markets, as well as the exit or retraction of certain business;

•	the impact of and possible disruption caused by reorganization actions and efforts to improve our IT capabilities, as well as the related expenses and/or charges;

•	currency fluctuations in countries in which we operate;

•	variations in our levels of excess inventory and doubtful accounts, and changes in the terms of vendor-sponsored programs such as price protection and return rights;

•	changes in the level of our operating expenses;

•	the impact of acquisitions we may make;

•	the loss or consolidation of one or more of our major suppliers or customers;

•	product supply constraints; and

•	interest rate fluctuations and/or credit market volatility, which may increase our borrowing costs and may influence the willingness or ability of customers and end-users to purchase products and services.

These historical variations in our business may not be indicative of future trends in the near term, particularly in light of the current weak global economic environment. Our narrow operating margins may magnify the impact of the foregoing factors on our operating results. We believe that you should not rely on period-to-period comparisons of our operating results as an indication of future performance. In addition, the results of any quarterly period are not indicative of results to be expected for a full fiscal year

Risks Related to the Notes

  There may not be an active trading market for the notes.

The notes are a new issue of securities with no established trading market, and we do not intend to apply for listing of the notes on any securities exchange or any automated quotation system. The underwriters have advised us that they currently intend to make a market in the notes following the offering, as permitted by applicable laws or regulations. However, the underwriters have no obligation to make a market in the notes and they may cease market-making activities at any time without notice. Accordingly, there can be no assurance that a trading market for the notes will ever develop or will be maintained. Further, there can be no assurance as to the liquidity of any market that may develop for the notes, your ability to sell your notes or the price at which you will be able to sell your notes. Future trading prices of the notes will depend on many factors, including but not limited to prevailing interest rates, our financial condition and results of operations, the then-current ratings assigned to the notes and the market for similar securities. Any trading market that develops would be affected by many factors independent of and in addition to the foregoing, including:

•	time remaining to the maturity of the notes;

•	outstanding amount of the notes;

•	our financial performance;

•	our credit ratings with nationally recognized credit rating agencies;

•	the terms related to the optional redemption of the notes; and

•	the level, direction and volatility of market interest rates generally.

  We may not be able to repurchase the notes upon a change of control.

As described under “Description of the Notes — Change of Control Offer,” upon a Change of Control Triggering Event (as defined herein), we will be required to offer to purchase all outstanding notes at 101% of their principal amount plus accrued and unpaid interest. The source of funds for any such purchase of notes would likely be our available cash or cash generated from our subsidiaries’ operations or other sources, including borrowings, sales of assets or sales of equity. We may not be able to satisfy our obligations to repurchase the notes upon a Change of Control Triggering Event because we may not have sufficient financial resources to purchase all of the notes that are tendered. Our failure to repurchase the notes as required under the indenture governing the notes would result in a default under the indenture, which could result in defaults under our and our subsidiaries’ other debt agreements and have material adverse consequences for us and the holders of the notes. In addition, our ability to repurchase the notes for cash may be limited by law or the terms of other agreements relating to our indebtedness outstanding at the time.

  You may not be able to determine when a Change of Control Triggering Event has occurred.

The definition of Change of Control, which is a condition precedent to a Change of Control Triggering Event, includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of “all or substantially all” of our assets. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, your ability to require us to repurchase your notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of our assets and the assets of our subsidiaries taken as a whole to another person may be uncertain.

  The notes are subject to prior claims of any secured creditors, and if a default occurs, we may not have sufficient funds to fulfill our obligations under the notes.

The notes are unsubordinated and unsecured obligations, ranking equally with other existing and future unsubordinated and unsecured indebtedness. The indenture governing the notes permits us and our subsidiaries to incur additional secured debt under specified circumstances. If we incur secured debt, our assets securing any such indebtedness will be subject to prior claims by our secured creditors. In the event of our bankruptcy, liquidation, reorganization, dissolution or other winding up, assets that secure debt will be available to pay obligations on the notes only after all debt secured by those assets has been repaid in full. Holders of the notes will participate in our remaining assets ratably with all of our other unsubordinated and unsecured creditors, including our trade creditors. If we incur any additional obligations that rank equally with the notes, including trade payables, the holders of those obligations will be entitled to share ratably with the holders of the notes in any proceeds distributed upon our bankruptcy, liquidation, reorganization, dissolution or other winding up. This may have the effect of reducing the amount of proceeds paid to you. If there are not sufficient assets remaining to pay all these creditors, all or a portion of the notes then outstanding would remain unpaid.

  The notes will be effectively subordinated to the debt of our subsidiaries, which may limit your recovery.

Our subsidiaries are separate and distinct legal entities and have no obligation to pay any amounts due pursuant to the notes or otherwise to make any funds available to us to repay our obligations, whether by dividends, loans or other payments. Moreover, our rights to receive assets of any subsidiary upon its liquidation or reorganization, and the ability of holders of the notes to benefit indirectly therefrom, will be effectively subordinated to the claims of creditors of that subsidiary, including trade creditors.

In addition, certain of our subsidiaries are guarantors under our revolving credit facility and term loan. Accordingly, the notes will be structurally subordinated to such subsidiaries’ obligations to guarantee our indebtedness under our revolving credit facility and term loan.

  The negative covenants in the indenture that governs the notes may have a limited effect.

The indenture governing the notes contains covenants limiting our ability and our subsidiaries’ ability to create certain liens, enter into certain sale and leaseback transactions, and consolidate or merge with, or convey, transfer or lease all or substantially all our assets to, another person. The limitation on liens and limitation on sale and leaseback covenants contain exceptions that will allow us and our subsidiaries to incur liens with respect to material assets. See “Description of the Notes — Certain Covenants” in this prospectus supplement. In light of these exceptions, holders of the notes may be structurally or contractually subordinated to new lenders.

  Ratings of the notes may change after issuance and affect the market price and marketability of the notes.

We currently expect that, prior to issuance, the notes will be rated by Moody’s Investors Service Inc., Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc., and Fitch Ratings. Such ratings are limited in scope, and do not address all material risks relating to an investment in the notes, but rather reflect only the view of each rating agency at the time the rating is issued. An explanation of the significance of such rating may be obtained from such rating agency. There is no assurance that such credit ratings will be issued or remain in effect for any given period of time or that such ratings will not be lowered, suspended or withdrawn entirely by the rating agencies, if, in each rating agency’s judgment, circumstances so warrant. It is also possible that such ratings may be lowered in connection with future events, such as future acquisitions. Any lowering, suspension or withdrawal of such ratings may have an adverse effect on the market price or marketability of the notes. In addition, any decline in the ratings of the notes may make it more difficult for us to raise capital on acceptable terms.

  Increased leverage may harm our financial condition and results of operations.

As of July 3, 2010, we had approximately $351.2 million of total debt on a consolidated basis. We and our subsidiaries may incur additional indebtedness in the future and the notes do not restrict future incurrence of indebtedness. This increase and any future increase in our level of indebtedness will have important effects on our future operations, including, without limitation:

•	we will have additional cash requirements in order to support the payment of principal and interest on our outstanding indebtedness;

•	increases in our outstanding indebtedness and leverage may increase our vulnerability to adverse changes in general economic and industry conditions, as well as to competitive pressure;

•	our ability to obtain additional financing for working capital, capital expenditures, general corporate and other purposes may be limited, particularly in light of recent challenging credit market conditions; and

•	our flexibility in planning for, or reacting to, changes in our business and our industry may be limited.

Our ability to make payments of principal and interest on our indebtedness depends upon our future performance, which is subject to general economic conditions, industry cycles and financial, business and other factors affecting our consolidated operations, many of which are beyond our control. If we are unable to generate sufficient cash flow from operations in the future to service our debt, we may take certain actions which require us to, among other things:

•	seek additional financing in the debt or equity markets;

•	refinance, retire or restructure all or a portion of our indebtedness, including the notes;

•	sell selected assets;

•	reduce or delay planned capital expenditures; or

•	reduce or delay planned operating expenditures.

Such measures might not be sufficient to enable us to service our debt, including the notes. In addition, any such financing, refinancing or sale of assets might not be available on economically favorable terms, if at all, particularly if our credit rating is not strong.

  The provisions of the notes will not necessarily protect you in the event of a highly leveraged transaction.

The terms of the notes will not necessarily afford you protection in the event of a highly leveraged transaction that may adversely affect you, including a reorganization, recapitalization, restructuring, merger or other similar transactions involving us. As a result, we could enter into any such transaction even though the transaction could increase the total amount of our outstanding indebtedness, adversely affect our capital structure or credit rating or otherwise adversely affect the holders of the notes. These transactions may not involve a change in voting power or beneficial ownership or result in a downgrade in the ratings of the notes, or, even if they do, may not necessarily constitute a Change of Control Triggering Event that affords you the protections described in this prospectus supplement. If any such transaction should occur, the value of your notes may decline.

  Redemption may adversely affect your return on the notes.

We have the right to redeem some or all of the notes prior to maturity. We may redeem the notes at times when prevailing interest rates may be relatively low. Accordingly, you may not be able to reinvest the amount received by you upon such redemption in a comparable security at an effective interest rate as high as that of the notes.

USE OF PROCEEDS

We estimate that the net proceeds from this offering will be approximately $297.2 million after deducting underwriting discounts and our estimated offering expenses. The net proceeds of this offering will be used for general corporate purposes.

CAPITALIZATION

The following table sets forth a summary of our consolidated cash and cash equivalents and capitalization on an actual and as adjusted basis as of July 3, 2010. Our consolidated cash and cash equivalents and capitalization, as adjusted, gives effect to the sale of the notes offered by this prospectus supplement as if the offering had occurred on July 3, 2010. This table should be read in conjunction with our unaudited consolidated financial statements, including the notes thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” both of which can be found in our Quarterly Report on Form 10-Q for the quarterly period ended July 3, 2010, incorporated by reference herein.

	As of July 3, 2010
	Actual	As Adjusted
	(Unaudited, in thousands except share
	and par value information)

Cash and cash equivalents	$761,849	$1,059,036

Total debt:
5.250% Notes offered hereby	—	300,000
Other debt, including current maturities	351,164	351,164

Total debt	351,164	651,164
Stockholders’ equity:
Preferred stock, $0.01 par value; 25,000,000 shares authorized; none issued	—	—
Class A Common stock, $0.01 par value: 500,000,000 shares authorized; 180,517,421 issued and 156,687,477 outstanding	1,805	1,805
Class B Common stock, $0.01 par value: 135,000,000 shares authorized; none issued and outstanding	—	—
Additional paid-in-capital	1,218,392	1,218,392
Treasury stock, 23,829,944 shares	(391,069)	(391,069)
Retained earnings	2,020,750	2,020,750
Accumulated other comprehensive income	53,684	53,684

Total stockholders’ equity	2,903,562	2,903,562

Total capitalization	$3,254,726	$3,554,726

DESCRIPTION OF THE NOTES

The notes will be issued under an indenture to be dated as of the date of issuance of the notes between us and Deutsche Bank Trust Company Americas, as trustee. We have summarized the material terms and provisions of the indenture and the notes in this section, which supplements the terms of the debt securities contained in the accompanying prospectus. In addition to the material terms of the notes contained in this prospectus supplement, you should read the description of the indenture contained in the accompanying prospectus and the form of the indenture that has been filed as an exhibit to the registration statement of which the accompanying prospectus is a part for additional information regarding your rights as a holder of the notes before you buy any of these notes. You may obtain a copy of the indenture from us without charge. References in this section to “us,” “we” and “our” are solely to Ingram Micro Inc. and not to our subsidiaries. References in this section to the “indenture” shall mean the indenture, as supplemented by the supplemental indenture relating to the notes. In the event of any inconsistency between the terms of the notes contained in this prospectus supplement and the provisions of the indenture contained in the accompanying prospectus, the terms contained in this prospectus supplement shall control with respect to the notes.

General

The notes will be our unsubordinated and unsecured obligations and will rank equally with all of our existing and future unsubordinated and unsecured obligations. The notes are limited to an initial aggregate principal amount of $300.0 million. Claims of holders of the notes will be effectively subordinated to the claims of holders of the debt of our subsidiaries. In addition, claims of holders of the notes will be effectively subordinated to the claims of holders of our secured debt to the extent of the collateral securing such claims.

The notes will be issued in the form of one or more fully registered global securities. Notes will be issued only in minimum denominations of $2,000 and integral multiples of $1,000 above that amount.

The notes will mature on September 1, 2017 and will pay interest from August 19, 2010 at 5.250% per annum, semiannually on March 1 and September 1 of each year, commencing March 1, 2011 to the person in whose name the note is registered at the close of business on February 15 or August 15, as the case may be, immediately preceding such interest payment date. The amount of interest payable will be computed on the basis of a 360-day year of twelve 30-day months. In the event that any interest payment date is not a business day, the payment will be made on the next succeeding day that is a business day, with no additional interest.

Further Issuances

We may from time to time, without notice to or the consent of the registered holders of the notes, create and issue further notes ranking pari passu with the notes which will have the same terms (except for the payment of interest accruing prior to the issue date of such further notes or except, in some cases, for the first payment of interest following the issue date of such further notes) and so that such further notes may be consolidated and form a single series with the notes and have the same terms as to status, redemption or otherwise as the notes.

Change of Control Offer

If a Change of Control Triggering Event (as defined below) occurs, unless we have exercised our right to redeem the notes as described under “— Optional Redemption,” we will be required to make an offer to each holder of notes to purchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of that holder’s notes at a purchase price in cash equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, to, but not including, the date of purchase (subject to the right of the holders of record on the relevant record date to receive interest due on the relevant interest payment date if an interest payment date occurs before a redemption date); provided that after giving effect to the purchase, any notes that remain outstanding shall have a denomination of $2,000 and integral multiples of $1,000 above that amount.

Within 30 days following the date upon which the Change of Control Triggering Event has occurred or, at our option, prior to any Change of Control (as defined below), but after the public announcement of the transaction that constitutes or may constitute the Change of Control, except to the extent that we have exercised our right to redeem the notes as described under “— Optional Redemption,” we will mail a notice (a “Change of Control Offer”) to each holder with a copy to the trustee describing the transaction or transactions that constitute or may constitute a Change of Control Triggering Event and offering to purchase notes on the date specified in the notice, which date will be no earlier than 30 days nor later than 60 days from the date such notice is mailed (other than as may be required by law) (such date, the “Change of Control Payment Date”). The notice will, if mailed prior to the date of consummation of the Change of Control, state that the Change of Control Offer is conditioned on the Change of Control being consummated on or prior to the Change of Control Payment Date specified in the notice.

On each Change of Control Payment Date, we will, to the extent lawful:

•	accept for payment all notes or portions of the notes properly tendered pursuant to the applicable Change of Control Offer;

•	deposit with the paying agent an amount equal to the change of control payment in respect of all notes or portions of notes properly tendered pursuant to the applicable Change of Control Offer; and

•	deliver or cause to be delivered to the trustee the notes properly accepted together with an officer’s certificate stating the aggregate principal amount of notes or portions of notes being purchased.

Except as described above with respect to a Change of Control Triggering Event, the indenture does not contain provisions that permit the holders to require us to repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

We will comply, to the extent applicable, with the requirements of Rule 14e-1 of the Exchange Act and any other applicable securities laws or regulations in connection with the purchase of notes pursuant to a Change of Control Triggering Event. To the extent that the provisions of any applicable securities laws or regulations conflict with the terms described in the notes, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations by virtue thereof.

Holders of notes electing to have notes purchased pursuant to a Change of Control Offer will be required to surrender their notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the note completed, to the paying agent at the address specified in the notice, or transfer their notes to the paying agent by book-entry transfer pursuant to the applicable procedures of the paying agent, prior to the close of business on the third business day prior to the Change of Control Payment Date.

We will not be required to make a Change of Control Offer if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by us and such third party purchases all notes properly tendered and not withdrawn under its offer. In addition, we will not purchase any notes if there has occurred and is continuing on the Change of Control Payment Date an Event of Default under the Indenture, other than a default in the payment of the change of control payment upon a Change of Control Triggering Event.

If holders of not less than 95% in aggregate principal amount of the outstanding notes validly tender and do not withdraw such notes in a Change of Control Offer and we, or any third party making a Change of Control Offer in lieu of us, as described above, purchases all of the notes validly tendered and not withdrawn by such holders, we will have the right, upon not less than 30 nor more than 60 days’ prior notice, given not more than 30 days following the Change of Control Payment Date, to redeem all notes that remain outstanding following such purchase at a redemption price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of redemption (subject to the right of the holders of record on the relevant record date to receive interest due on the relevant interest payment date if an interest payment date occurs before a redemption date).

The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of “all or substantially all” of our assets and the assets of our Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require us to repurchase its notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of our assets and the assets of our Subsidiaries taken as a whole to another person may be uncertain.

For purposes of the Change of Control Offer provisions of the notes, the following definitions are applicable:

“Change of Control” means the occurrence of any one of the following:

(a)	the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of our assets and the assets of our Subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than to us or one of our Subsidiaries;

(b)	the consummation of any transaction (including without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of our outstanding Voting Stock, measured by voting power rather than number of shares;

(c)	we or one of our Subsidiaries consolidate with, or merge with or into, any person, or any person consolidates with, or merges with or into, us or one of our Subsidiaries, in any such event pursuant to a transaction in which any of our outstanding Voting Stock or the outstanding Voting Stock of such other person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of our Voting Stock outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving person immediately after giving effect to such transaction; or

(d)	the adoption of a plan relating to our liquidation or dissolution.

Notwithstanding the foregoing, a transaction will not be considered to be a Change of Control if (a) we become a direct or indirect wholly owned Subsidiary of a holding company and (b) immediately following that transaction, the direct or indirect holders of the Voting Stock of the holding company are substantially the same as the holders of our Voting Stock immediately prior to that transaction.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Ratings Event.

“Fitch” means Fitch, Inc., and its successors.

“Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating category of Moody’s); a rating of BBB- or better by S&P (or its equivalent under any successor rating category of S&P); a rating of BBB- or better by Fitch (or its equivalent under any successor rating category of Fitch); and the equivalent investment grade rating from any replacement Rating Agency or Agencies appointed by us.

“Moody’s” means Moody’s Investors Service, Inc., a Subsidiary of Moody’s Corporation, and its successors.

“Rating Agency” means each of Moody’s, S&P and Fitch; provided, that if more than one of such Rating Agencies cease to rate the notes or fail to make a rating of the notes publicly available, we will appoint a replacement for each such Rating Agency that is a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act.

“Ratings Event” means ratings of the notes are lowered by each of the Rating Agencies and the notes are rated below Investment Grade by each of the Rating Agencies in any case on any day during the period (the “Trigger Period”) commencing on the date 60 days prior to the first public announcement by us of any Change of Control (or pending Change of Control) and ending 60 days following consummation of such Change of Control (which Trigger Period will be extended for so long as the rating of the notes is under publicly announced consideration for a possible downgrade by either of the Rating Agencies).

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors.

“Voting Stock” of any specified person as of any date means the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

Optional Redemption

We may redeem the notes in whole at any time or in part from time to time (subject to the right of the holders of record on the relevant record date to receive interest due on the relevant interest payment date if an interest payment date occurs before a redemption date), at our option, at a redemption price equal to the greater of (1) 100% of the principal amount of the notes to be redeemed plus accrued and unpaid interest on the principal amount being redeemed to, but not including, the redemption date, or (2) the sum of the present values of the remaining scheduled payments of principal and interest on the notes to be redeemed (not including any portion of those payments of interest accrued as of the date of redemption) discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable Treasury Rate (as defined below) plus 50 basis points plus accrued and unpaid interest on the principal amount being redeemed to, but not including, the redemption date; provided that the principal amount of a note remaining outstanding after redemption in part shall be $2,000 or an integral multiple of $1,000 in excess thereof.

“Business Day” means any calendar day that is not a Saturday, Sunday or legal holiday in New York, New York and on which commercial banks are open for business in New York, New York.

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term (“Remaining Life”) of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such notes.

“Comparable Treasury Price” means (1) the average of five Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (2) if the Independent Investment Banker obtains fewer than five such Reference Treasury Dealer Quotations, the average of all such quotations.

“Independent Investment Banker” means each of Banc of America Securities LLC and Morgan Stanley & Co. Incorporated and their respective successors or, if such firm is unwilling or unable to select the Comparable Treasury Issue, an independent investment banking institution of national standing appointed by us.

“Reference Treasury Dealer” means (1) each of Banc of America Securities LLC and Morgan Stanley & Co. Incorporated, and their respective successors, provided, however, that if any of the foregoing shall cease to be a primary U.S. government securities dealer in New York City (a “Primary Treasury Dealer”), we will substitute for such firm another Primary Treasury Dealer, and (2) any two other Primary Treasury Dealers selected by the Independent Investment Banker after consultation with us.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker at 5:00 p.m., New York City time, on the third Business Day preceding such redemption date.

“Treasury Rate” means, with respect to any redemption date, (1) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the Remaining Life, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue will be determined and the Treasury Rate will be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month) or (2) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semi-annual equivalent yield-to-maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date. The Treasury Rate will be calculated on the third Business Day preceding the redemption date.

On and after the redemption date of the notes, interest will cease to accrue on the notes or any portion thereof called for redemption, unless we default in the payment of the redemption price. On or before the redemption date for the notes, we will deposit with a paying agent, or the trustee, funds sufficient to pay the redemption price of and accrued interest on such notes to be redeemed on such date.

Holders of notes to be redeemed as provided above will receive notice thereof by first-class mail at least 30 and not more than 60 days before the date fixed for redemption. If fewer than all of the notes of the series are to be redeemed, the Trustee will select, not more than 60 days before the redemption date, the particular notes or portions thereof for redemption from the outstanding notes not previously called by such method as the Trustee deems fair and appropriate.

Certain Covenants

The indenture will contain the covenants below. Capitalized terms not otherwise defined above are defined in “— Certain Covenants — Certain Definitions.”

Restrictions on Liens

The indenture provides that we will not, and will not permit any Subsidiary to, create or incur any Lien on any shares of stock, Indebtedness or other obligations of any Subsidiary or any Principal Property of ours or of any Subsidiary, whether those shares of stock, Indebtedness or other obligations of any Subsidiary or Principal Property are owned at the date of the indenture or acquired afterwards, unless we secure or cause the applicable Subsidiary to secure the debt securities outstanding under the indenture equally and ratably with (or, at our option, prior to) all Indebtedness secured by the particular Lien, so long as the Indebtedness is so secured. This covenant does not apply in the case of:

(a) the creation of any Lien on any shares of stock, Indebtedness or other obligations of a Subsidiary or any Principal Property acquired after the date of the indenture (including acquisitions by way of merger or consolidation) by us or any Subsidiary, contemporaneously with that acquisition, or within 180 days thereafter, to secure or provide for the payment or financing of any part of the purchase price, or the assumption of any Lien upon any shares of stock, Indebtedness or other obligations of a Subsidiary or any Principal Property acquired after the date of the indenture existing at the time of the acquisition, or the acquisition of any shares of stock, Indebtedness or other obligations of a Subsidiary or any Principal Property subject to any Lien without the assumption of that Lien, provided that every Lien referred to in this clause (a) will attach only to the shares of stock, Indebtedness or other obligations of a Subsidiary or any Principal Property so acquired and fixed improvements on that Principal Property;

(b) any Lien on any shares of stock, Indebtedness or other obligations of a Subsidiary or any Principal Property existing on the date of the indenture;

(c) any Lien on any shares of stock, Indebtedness or other obligations of a Subsidiary or any Principal Property in favor of us or any of our Subsidiaries;

(d) any Lien on any Principal Property being constructed or improved securing loans to finance the construction or improvements of that Principal Property;

(e) any Lien on shares of stock, Indebtedness or other obligations of a Subsidiary or any Principal Property incurred in connection with the issuance of tax-exempt governmental obligations, including, without limitation, industrial revenue bonds and similar financings;

(f) any mechanics’, warehousemen’s, materialmen’s, carriers’ or other similar Liens arising in the ordinary course of business with respect to obligations that are not yet due or that are being contested in good faith;

(g) any Lien on any shares of stock, Indebtedness or other obligations of a Subsidiary or any Principal Property for taxes, assessments or governmental charges or levies not yet delinquent, or already delinquent but the validity of which is being contested in good faith;

(h) any Lien on any shares of stock, Indebtedness or other obligations of a Subsidiary or any Principal Property arising in connection with legal proceedings being contested in good faith, including any judgment Lien so long as execution on the Lien is stayed;

(i) any landlord’s Lien on fixtures located on premises leased by us or a Subsidiary in the ordinary course of business, and tenants’ rights under leases, easements and similar Liens not materially impairing the use or value of the property involved;

(j) any Lien arising by reason of deposits necessary to qualify us or a Subsidiary to conduct business, maintain self-insurance, or obtain the benefit of, or comply with, any law, including Liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance or other forms of governmental insurance or benefits, or to secure performance of statutory obligations, leases and contracts (other than for borrowed money) entered into in the ordinary course of business or to secure obligation on surety or appeal bonds;

(k) any Lien on our current assets to secure loans to us that mature within twelve months from their creation and that are made in the ordinary course of business;

(l) any Lien incurred in the normal course of business in connection with bankers’ acceptance financing or used in the ordinary course of trade practices, statutory lessor and vendor privilege liens and liens in connection with good faith bids, tenders and deposits;

(m) any Lien in favor of any bank on property or assets held in the ordinary course of business in accounts maintained with such bank in connection with treasury, depositary and cash management services or automated clearing house transfers of funds;

(n) any Lien on all goods held for sale on consignment;

(o) any Lien under any agreement for the sale of trade accounts receivable (or an undivided interest in a specified amount of such trade accounts receivable) and granted to a purchaser or any assignee of such purchaser which has financed the relevant purchase of trade accounts;

(p) any Lien on trade accounts receivable or interests therein of us or any of our Subsidiaries with respect to any accounts receivable securitization program (including any accounts receivable securitization program structured as such that remains on our consolidated balance sheet and on any related property that would ordinarily be subject to a Lien in connection therewith such as proceeds and records);

(q) any Lien created by a lease, which under GAAP as in effect as of the date of the indenture would be characterized as an operating lease, whether entered into before or after the date of the indenture; and

(r) any renewal of or substitution for any Lien permitted by any of the preceding clauses, provided, in the case of a Lien permitted under clauses (a), (b) or (d), the Indebtedness secured is not increased nor the Lien extended to any additional assets.

Notwithstanding the foregoing, we or any of our Subsidiaries may create or assume Liens in addition to those permitted by the preceding paragraph, and renew, extend or replace those Liens, without equally and ratably securing the debt securities outstanding under the indenture, provided that at the time of and after giving effect to the creation, assumption, renewal, extension or replacement, Exempted Debt does not exceed 10% of Consolidated Tangible Assets measured at the date of incurrence of the Lien.

Restrictions on Sale and Lease-Back Transactions

The indenture provides that we will not, and will not permit any Subsidiary to, sell or transfer, directly or indirectly, except to us or to a Subsidiary, any Principal Property as an entirety, or any substantial portion of our Principal Property, with the intention of taking back a lease of such Principal Property, except a lease for a period of three years or less at the end of which it is intended that the use of that Principal Property by the lessee will be discontinued. Notwithstanding the foregoing, we or any Subsidiary may sell any Principal Property and lease it back for a longer period:

(a) if we or such applicable Subsidiary would be entitled, pursuant to the provisions of the indenture, described under the first paragraph under “Restrictions on Liens” above, to create a Lien on the Principal Property to be leased securing Funded Debt in an amount equal to the Attributable Debt with respect to the sale and lease-back transaction without equally and ratably securing the outstanding notes;

(b) if we promptly inform the trustee of the transaction, and we cause an amount equal to the fair value (as determined by resolution of our board of directors) of the Principal Property to be applied (1) to the purchase of other Principal Property that will constitute Principal Property having a fair value at least equal to the fair value of the Principal Property sold, or (2) to the retirement within 270 days after receipt of the proceeds of Funded Debt incurred or assumed by us or a Subsidiary, including the notes; provided, further that, in lieu of applying all of or any part of such net proceeds to such retirement, we may, within 75 days after the sale, deliver or cause to be delivered to the applicable trustee for cancellation either debentures or debt securities evidencing Funded Debt of ours (which may include the notes) or of a Subsidiary previously authenticated and delivered by the applicable trustee, and not yet tendered for sinking fund purposes or called for a sinking fund or otherwise applied as a credit against an obligation to redeem or retire such debt securities or debentures, and an officer’s certificate (which will be delivered to the trustee) stating that we elect to deliver or cause to be delivered the debentures or debt securities in lieu of retiring Funded Debt as provided in the indenture;

(c) if we or such applicable Subsidiary execute a lease of Principal Property by the time of, or within 270 days after the latest of, the acquisition, the completion of construction or improvement, or the commencement of commercial operation of the Principal Property; or

(d) any such transaction between us and a Subsidiary or between two Subsidiaries.

Notwithstanding the foregoing, we or any Subsidiary may enter into sale and lease-back transactions in addition to those permitted by the preceding paragraph, without any obligation to retire any outstanding notes or other Funded Debt, provided that at the time of entering into and giving effect to such sale and lease-back transactions, Exempted Debt does not exceed 10% of Consolidated Tangible Assets.

If we deliver debentures or debt securities to the trustee and we duly deliver the officer’s certificate, the amount of cash that we will be required to apply to the retirement of Funded Debt under this provision of the indenture will be reduced by an amount equal to the aggregate of the then applicable optional redemption prices of the applicable debentures or debt securities, so delivered, or, if there are no such redemption prices, the principal amount of those debentures or debt securities. If the applicable debentures or debt securities provide for an amount less than the principal amount to be due and payable upon a declaration of the maturity, then the amount of cash will be reduced by the amount of principal of those debentures or debt securities that would be due and payable as of the date of the application upon a declaration of acceleration of the maturity pursuant to the terms of the indenture pursuant to which those debentures or debt securities were issued.

Restrictions on Mergers and Sales of Assets

We may not consolidate with, merge with or into, or sell, convey, transfer, lease or otherwise dispose of all or substantially all of our property and assets (in one transaction or a series of related transactions) to, any person (other than a consolidation with or merger with or into a Subsidiary or a sale, conveyance, transfer, lease or other disposition to a Subsidiary) or permit any person to merge with or into us unless: (a) either (1) we will be the continuing person or (2) the person (if other than ourselves) formed by the consolidation or into which we are merged or that acquired or leased such property and assets of ours will be a corporation organized and validly existing under the laws of the United States of America or any of its jurisdictions and will expressly assume, by a supplemental indenture, executed and delivered to the trustee, all of our obligations on all of the debt securities under such indenture, and we will have delivered to the trustee an opinion of counsel stating that the consolidation, merger or transfer and the supplemental indenture complies with such indenture and that all conditions precedent provided for in such indenture relating to the transaction have been complied with and that the supplemental indenture constitutes a legal, valid and binding obligation of ours or the successor enforceable against such entity in accordance with its terms, subject to customary exceptions; and (b) an officers’ certificate to the effect that immediately after giving effect to such transaction, no default will have occurred and be continuing and an opinion of counsel as to the matters set forth in clause (a) will have been delivered to the trustee.

Sinking Fund

The notes will not be entitled to the benefit of any sinking fund.

Certain Definitions

The term “Attributable Debt” as defined in the indenture means when used in connection with a sale and leaseback transaction referred to above under “— Certain Covenants — Restrictions on Sale and Lease-Back Transactions,” on any date as of which the amount of Attributable Debt is to be determined, the product of (a) the net proceeds from the sale and lease-back transaction multiplied by (b) a fraction, the numerator of which is the number of full years of the term of the lease relating to the property involved in the sale and lease-back transaction (without regard to any options to renew or extend such term) remaining on the date of the making of the computation, and the denominator of which is the number of full years of the term of the lease measured from the first day of the term.

The term “Consolidated Assets” as defined in the indenture means, at any date, our total assets and the assets of our consolidated Subsidiaries that would be reflected on a consolidated balance sheet of us and our consolidated Subsidiaries as at such date in accordance with GAAP.

The term “Consolidated Tangible Assets” as defined in the indenture means, at any date, the remainder of (a) the Consolidated Assets as at the end of the most recently ended Fiscal Period, minus (b) the Intangible Assets of us or our consolidated Subsidiaries, as required in accordance with GAAP to be consolidated with our consolidated financial statements, as of such last day.

The term “Exempted Debt” as defined in the indenture means the sum, without duplication, of the following items outstanding as of the date Exempted Debt is being determined:

(a) Indebtedness of ours and our Subsidiaries incurred after the date of such indenture and secured by Liens created or assumed or permitted to exist pursuant to such indenture described above under the last paragraph of “— Certain Covenants — Restrictions on Liens”; and

(b) Attributable Debt of ours and our Subsidiaries in respect of all sale and lease-back transactions with regard to any property entered into pursuant to such indenture described above under the second to last paragraph of “— Certain Covenants — Restrictions on Sales and Lease-Back Transactions.”

The term “Fiscal Period” as defined in the indenture means a fiscal period of us or any of our Subsidiaries, which shall be either a calendar quarter or an aggregate period comprised of three consecutive periods of four weeks and five weeks (or, on occasion, six weeks instead of five), currently commencing on or about each January 1, April 1, July 1 or October 1.

The term “Funded Debt” as defined in the indenture means all indebtedness for money borrowed, including purchase money indebtedness, having a maturity of more than one year from the date of its creation or having a maturity of less than one year but by its terms being renewable or extendible at the option of the obligor, beyond one year from the date of its creation.

The term “GAAP” as defined in the indenture means generally accepted accounting principles in the United States at the date of any computation.

The terms “Holder” or “Securityholder” as defined in the indenture mean the registered holder of any debt security with respect to registered securities and the bearer of any unregistered security or any coupon appertaining to it, as the case may be.

The term “Indebtedness” as defined in the indenture means all obligations for borrowed money, all obligations evidenced by bonds, debentures, notes, investment repurchase agreements or other similar instruments, and all securities providing for mandatory payments of money, whether or not contingent.

The term “Intangible Assets” as defined in the indenture means, with respect to any person, that portion of the book value of the assets of such person which would be treated as intangibles under GAAP, including all items such as goodwill, trademarks, trade names, brands, trade secrets, customer lists, vendor relationships, copyrights, patents, licenses, franchise conversion rights and rights with respect to any of the foregoing and all unamortized debt or equity discount and expenses less any accumulated amortization recorded.

The term “Lien” as defined in the indenture means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind, or any other type of preferential arrangement that has the practical effect of creating a security interest in respect of such asset. For the purposes of the indenture, we or any Subsidiary will be deemed to own, subject to a Lien, any asset that we have acquired or hold subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.

The term “Principal Property” as defined in the indenture means our corporate headquarters and any warehouse or distribution center owned at the date of the indenture or acquired after that date by us or any of our Subsidiaries which is located within the United States, other than:

(a) any property which in the opinion of our board of directors is not of material importance to the total business conducted by us as an entity; or

(b) any portion of a particular property which is similarly found not be of material importance to the use or operation of such property.

The term “Subsidiary” as defined in the indenture means, with respect to any person, any corporation, association or other business entity of which more than 50% of the outstanding Voting Stock is owned, directly or indirectly, by that person and one or more other subsidiaries of that person.

Book-Entry Delivery and Form

General

The notes will be issued in registered, global form in minimum denominations of $2,000 with integral multiples of $1,000 thereof. Initially, the notes will be represented by one or more permanent global certificates (the “global notes”) (which may be subdivided) in definitive, fully registered form without interest coupons. The global notes will be issued on the issue date only against payment in immediately available funds.

The global notes will be deposited upon issuance with the trustee as custodian for DTC in New York, New York, and registered in the name of Cede & Co. (DTC’s partnership nominee) or another DTC nominee for credit to an account of a direct or indirect participant in DTC, as described below under “— Book-Entry Delivery and Form — Depositary Procedures.”

Except as set forth below, the global notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the global notes may not be exchanged for notes in certificated form except in the limited circumstances described below under “— Book-Entry Delivery and Form — Exchange of Book-Entry Notes for Certificated Notes.”

Transfers of beneficial interests in the global notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Euroclear System (“Euroclear”) and Clearstream Banking S.A. (“Clearstream”)), which may change from time to time.

Depositary Procedures

The following description of the operations and procedures of DTC, Euroclear and Clearstream is provided solely as a matter of convenience. These operations and procedures are solely within the control of DTC and are subject to changes by it. We do not take any responsibility for these operations and procedures and urge investors to contact DTC or its participants directly to discuss these matters.

DTC has advised us that it is a limited-purpose trust company created to hold securities for its participating organizations, referred to as “participants,” and to facilitate the clearance and settlement of transactions in those securities among DTC’s participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations some of whom (and/or their representatives) own DTC. Access to DTC’s system is also available to other entities such as banks, brokers, dealers, trust companies and clearing corporations that clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly, which entities are referred to as “indirect participants.” Persons who are not DTC participants may beneficially own securities held by or on behalf of DTC only through participants or indirect participants. DTC has no knowledge of the identity of beneficial owners of securities held by or on behalf of DTC. DTC’s records reflect only the identity of its participants to whose accounts securities are credited. The ownership interests and transfer of ownership interests of each beneficial owner of each security held by or on behalf of DTC are recorded on the records of DTC’s participants and indirect participants.

Pursuant to the procedures established by DTC:

•	upon deposit of the global notes, DTC will credit the accounts of its participants designated by the underwriter with portions of the principal amount of the global notes; and

•	ownership of such interests in the global notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the participants) or by the participants and the indirect participants (with respect to other owners of beneficial interests in the global notes).

Investors in the global notes who are participants in DTC’s system may hold their interests therein directly through DTC. Investors in the global notes who are not participants may hold their interests therein indirectly through organizations which are participants in such system. Euroclear and Clearstream may hold interests in the global notes on behalf of their participants through customers’ securities accounts in their respective names on the books of their respective depositories, which are Morgan Guaranty Trust Company of New York, Brussels office, as operator of Euroclear, and Citibank, N.A., as operator of Clearstream. All interests in the global notes, including those held through Euroclear or Clearstream, will be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems. The laws of some states require that certain persons take physical delivery of certificates evidencing securities they own. Consequently, the ability to transfer beneficial interests in the global notes to such persons will be limited to that extent. Because DTC can act only on behalf of its participants, which in turn act on behalf of indirect participants, the ability of beneficial owners of interests in the global notes to pledge such interests to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described below, owners of interests in the global notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or “holders” thereof under the indenture for any purpose.

Payments in respect of the principal of, and interest and premium, if any, on, a global notes registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the indenture. Under the terms of the indenture, we and the trustee will treat the persons in whose names the notes, including the global notes, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes. Consequently, neither we nor the trustee nor any of our respective agents has or will have any responsibility or liability for:

•	any aspect of DTC’s records or any participant’s or indirect participant’s records relating to or payments made on account of beneficial ownership interests in the global notes, or for maintaining, supervising or reviewing any of DTC’s records or any participant’s or indirect participant’s records relating to the beneficial ownership interests in the global notes; or

•	any other matter relating to the actions and practices of DTC or any of its participants or indirect participants.

DTC has advised us that its current practice, upon receipt of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. The account of each relevant participant is credited with an amount proportionate to the amount of its interest in the principal amount of the global notes as shown on the records of DTC. Payments by the participants and the indirect participants to the beneficial owners of notes will be governed by standing instructions and customary practices, and will be the responsibility of the participants or the indirect participants and will not be the responsibility of DTC, the trustee or us. Neither we nor the trustee will be liable for any delay by DTC or any of its participants in identifying the beneficial owners of the notes, and we and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Transfers between participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds. Transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures. Subject to compliance with the transfer restrictions applicable to the notes described herein, cross-market transfers between the participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant global note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

DTC has advised us that it will take any action permitted to be taken by a holder of notes only at the direction of one or more participants to whose account DTC has credited the interests in the global notes and only in respect of such portion of the aggregate principal amount of the notes as to which such participant or participants has or have given such direction.

Although DTC, Euroclear and Clearstream have agreed to the procedures described above to facilitate transfers of interests in the global notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform those procedures, and those procedures may be discontinued or changed at any time. Neither we nor the trustee will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Book-Entry Notes for Certificated Notes

The global notes are exchangeable for certificated notes in definitive, fully registered form without interest coupons only in the following limited circumstances:

•	DTC (i) notifies us that it is unwilling or unable to continue as depositary for the global notes and we fail to appoint a successor depositary within 90 days or (ii) has ceased to be a clearing agency registered under the Exchange Act; or

•	in the event of default under the indenture.

In all cases, certificated notes delivered in exchange for any global notes or beneficial interests therein will be registered in the names, and issued in any approved denominations, requested by or on behalf of DTC (in accordance with its customary procedures).

Payment and Paying Agents

Payments on the global notes will be made in U.S. dollars by wire transfer. If we issue definitive notes, the holders of definitive notes will be able to receive payments of principal of and interest on their notes at the office of our paying agent maintained in the Borough of Manhattan, the City of New York. Payment of principal of a definitive note may be made only against surrender of the note to our paying agent. We have the option, however, of making payments of interest by wire transfer or by mailing checks to the address of the holder appearing in the register of note holders maintained by the registrar.

We will make any required interest payments to the person in whose name a note is registered at the close of business on the record date for the interest payment.

The trustee will be designated as our paying agent for payments on the notes. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts.

Notices

Any notices required to be given to the holders of the notes will be given to DTC, as the registered holder of the global notes. In the event that the global notes are exchanged for notes in definitive form, notices to holders of the notes will be made by first-class mail, postage prepaid, to the addresses that appear on the register of noteholders maintained by the registrar.

The Trustee

The trustee’s current address is Deutsche Bank Trust Company Americas, Global Transaction Banking, Trust & Security Services, 60 Wall Street, MS NYC60-2710, New York, NY 10005. We have, from time to time, maintained ordinary banking relationships with affiliates of Deutsche Bank Trust Company Americas.

The indenture provides that, except during the continuance of an Event of Default, the trustee will perform only such duties as are specifically set forth in the indenture. During the existence of an Event of Default, the trustee must exercise such rights and powers vested in it as a prudent person would exercise under the circumstances in the conduct of such person’s own affairs.

The indenture and provisions of the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”) incorporated by reference in the indenture contain limitations on the rights of the trustee, should it become our creditor, to obtain payment of claims in certain cases or to liquidate certain property received by it in respect of any such claim as security or otherwise. The trustee is permitted to engage in other transactions with us or any of our affiliates. If the trustee acquires any conflicting interest (as defined in the indenture or in the Trust Indenture Act), it must eliminate that conflict or resign.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following are the material U.S. federal income tax consequences of ownership and disposition of the notes. This discussion only applies to notes that are held as capital assets and held by those initial holders who purchase such notes in this offering at the “issue price,” which will equal the first price to the public (not including bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) at which a substantial amount of the notes is sold for money.

This discussion does not describe all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances, including alternative minimum tax consequences, or tax consequences to holders subject to special rules, such as:

•	certain financial institutions;

•	insurance companies;

•	dealers in securities;

•	persons holding notes as part of a hedge, “straddle,” integrated transaction or similar transactions;

•	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;

•	partnerships or other entities classified as partnerships for U.S. federal income tax purposes; or

•	tax-exempt entities.

If an entity that is classified as a partnership for U.S. federal income tax purposes holds notes, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and upon the activities of the partnership. Partnerships holding notes and partners in such partnerships should consult their tax advisors as to the particular U.S. federal income tax consequences of holding and disposing of the notes.

This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), administrative pronouncements, judicial decisions and final, temporary and proposed Treasury Regulations, changes to any of which subsequent to the date of this Prospectus Supplement may affect the tax consequences described herein. Persons considering the purchase of notes are urged to consult their tax advisors with regard to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Tax Consequences to U.S. Holders

As used herein, the term “U.S. Holder” means a beneficial owner of a note that is, for U.S. federal income tax purposes:

•	a citizen or resident of the United States;

•	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state therein or the District of Columbia; or

•	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

The term “U.S. Holder” also includes certain former citizens and residents of the United States.

Potential Contingent Payment Debt Treatment.

Under certain circumstances, Ingram Micro may be obligated to pay U.S. Holders amounts in excess of the stated interest and principal payable on the notes. For instance, if a Change of Control Triggering Event occurs, we would generally be required to offer to repurchase the notes at 101% of their principal amount, plus accrued and unpaid interest. The obligation to make these payments may implicate the provisions of the Treasury regulations relating to “contingent payment debt instruments.” If the notes were deemed to be contingent payment debt instruments, U.S. Holders would generally be required to treat any gain recognized on the sale or other disposition of the notes as ordinary income rather than as capital gain. Furthermore, U.S. Holders would be required to accrue interest income on a constant yield basis at an assumed yield determined at the time of issuance of the notes (which is not expected to differ significantly from the interest rate on the notes), with adjustments to such accruals when any contingent payments are made that differ from the payments calculated based on the assumed yield. Ingram Micro does not believe that the notes should be treated as contingent payment debt instruments, and does not intend to treat them as such. However, there is no assurance that the Internal Revenue Service (the “IRS”) will not take a contrary position. U.S. Holders of the notes are urged to consult their tax advisors regarding the possible application of the contingent payment debt instrument rules to the notes. The remainder of this discussion assumes that the notes are not treated as contingent payment debt instruments.

Payments of Interest.

It is expected, and therefore this discussion assumes, that the notes will be issued without original issue discount for U.S. federal income tax purposes. Accordingly, stated interest paid on a note will be taxable to a U.S. Holder as ordinary interest income at the time it accrues or is received in accordance with the U.S. Holder’s method of accounting for federal income tax purposes.

Sale, Exchange or Retirement of the Notes.

Upon the sale, exchange or retirement of a note, a U.S. Holder will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or retirement and the U.S. Holder’s tax basis in the note. For these purposes, the amount realized does not include any amount attributable to accrued interest. Amounts attributable to accrued interest are treated as interest as described under “— Payments of Interest” above.

Gain or loss realized on the sale, exchange or retirement of a note will generally be capital gain or loss and will be long-term capital gain or loss if at the time of sale, exchange or retirement the note has been held for more than one year. Long-term capital gains recognized by non-corporate U.S. Holders will be subject to reduced tax rates. The deductibility of capital losses may be subject to limitations.

Backup Withholding and Information Reporting.

Information returns will be filed with the IRS in connection with payments on the notes and the proceeds from a sale or other disposition of the notes. A U.S. Holder will be subject to U.S. backup withholding on these payments if the U.S. Holder fails to provide its taxpayer identification number to the paying agent and comply with certain certification procedures or otherwise establish an exemption from backup withholding. The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against the U.S. Holder’s U.S. federal income tax liability and may entitle the U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

Tax Consequences to Non-U.S. Holders

As used herein, the term “Non-U.S. Holder” means a beneficial owner of a note that is, for U.S. federal income tax purposes:

•	a nonresident alien individual;

•	a foreign corporation; or

•	a foreign estate or trust.

“Non-U.S. Holder” does not include a holder who is an individual present in the United States for 183 days or more in the taxable year of disposition of the notes and who is not otherwise a resident of the United States for U.S. federal income tax purposes. Such a Holder is urged to consult his or her own tax advisor regarding the U.S. federal income tax consequences of the sale, exchange or other disposition of the notes.

Payments on the Notes.

Subject to the discussion below concerning backup withholding, payments of principal, interest and premium on the notes by Ingram Micro or any paying agent to any Non-U.S. Holder will not be subject to U.S. federal withholding tax, provided that, in the case of interest,

•	the Non-U.S. Holder does not own, actually or constructively, 10 percent or more of the total combined voting power of all classes of stock of Ingram Micro entitled to vote and is not a controlled foreign corporation related, directly or indirectly, to Ingram Micro through stock ownership; and

•	the beneficial owner of the note certifies on a properly executed IRS Form W-8BEN (or applicable successor form), under penalties of perjury, that it is not a U.S. person.

If a Non-U.S. Holder of a note is engaged in a trade or business in the United States, and if interest on the note is effectively connected with the conduct of this trade or business (and, if required by an applicable income tax treaty, is attributable to a permanent establishment in the United States), the Non-U.S. Holder, although exempt from the withholding tax discussed in the preceding paragraph, will generally be taxed in the same manner as a U.S. Holder (see “— Tax Consequences to U.S. Holders” above), except that the holder will generally be required to provide to Ingram Micro a properly executed IRS Form W-8ECI (or applicable successor form) in order to claim an exemption from withholding tax. These holders are urged to consult their own tax advisors with respect to other U.S. tax consequences of the ownership and disposition of notes including the possible imposition of a branch profits tax at a rate of 30% (or a lower treaty rate).

Sale, Exchange or Retirement of the Notes.

Subject to the discussion below concerning backup withholding, a Non-U.S. Holder generally will not be subject to U.S. federal income tax on gain recognized on a sale, exchange or retirement of notes, unless the gain is effectively connected with a trade or business of the Non-U.S. Holder in the United States, subject to an applicable income tax treaty providing otherwise.

If a Non-U.S. Holder is engaged in a trade or business in the United States and gain recognized by the Non-U.S. Holder on a sale or other disposition of notes is effectively connected with a conduct of such trade or business, the Non-U.S. Holder will generally be taxed in the same manner as a U.S. Holder (see “— Tax Consequences to U.S. Holders” above), subject to an applicable income tax treaty providing otherwise. Non-U.S. Holders whose gain from dispositions of notes may be effectively connected with a conduct of a trade or business in the United States are urged to consult their own tax advisors with respect to the U.S. tax consequences of the ownership and disposition of notes, including the possible imposition of a branch profits tax.

Backup Withholding and Information Reporting.

Information returns will be filed with the IRS in connection with payments on the notes. Unless the Non-U.S. Holder complies with certification procedures to establish that it is not a U.S. person, information returns may be filed with the IRS in connection with the proceeds from a sale or other disposition of the notes and the Non-U.S. Holder may be subject to U.S. backup withholding on payments on the notes or on the proceeds from a sale or other disposition of the notes. The certification procedures required to claim the exemption from withholding tax on interest described above will satisfy the certification requirements necessary to avoid backup withholding as well. The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

UNDERWRITING

Under the terms and subject to the conditions contained in an underwriting agreement dated the date of this prospectus supplement, the underwriters named below, for whom Banc of America Securities LLC and Morgan Stanley & Co. Incorporated are acting as managers, have severally agreed to purchase, and Ingram Micro has agreed to sell to them, severally, the principal amount of each series of notes set forth opposite each underwriter’s name below:

Principal
Underwriters	Amount of Notes

Banc of America Securities LLC	$120,000,000
Morgan Stanley & Co. Incorporated	120,000,000
BNP Paribas Securities Corp.	10,000,000
Mizuho Securities USA Inc.	10,000,000
Raymond James & Associates, Inc.	10,000,000
RBS Securities Inc.	10,000,000
Scotia Capital (USA) Inc.	10,000,000
UBS Securities LLC	10,000,000

$300,000,000

The underwriters are offering the notes subject to their acceptance of the notes from Ingram Micro and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the notes offered by this prospectus supplement are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the notes offered by this prospectus supplement if any such notes are taken.

The underwriters initially propose to offer the notes directly to the public at the offering price described on the cover page of this prospectus supplement. In addition, the underwriters may offer part of the notes to certain dealers at a price that represents a concession not in excess of 0.37% of the principal amount of the notes. Any underwriter may allow, and any such dealer may reallow, a concession not in excess of 0.185% of the principal amount of the notes to other dealers. After the initial offering of the notes, the underwriters may from time to time vary the offering price and other selling terms.

The following table shows the underwriting discount that Ingram Micro will pay to the underwriters in connection with this offering:

Paid by Ingram Micro

Per note	0.625%
Total	$1,875,000

Ingram Micro has also agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments which the underwriters may be required to make in respect of any such liabilities.

In connection with the offering of the notes, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the notes. Specifically, the underwriters may overallot in connection with the offering of the notes, creating a syndicate short position. In addition, the underwriters may bid for, and purchase, notes in the open market to cover syndicate short positions or to stabilize the price of the notes. Finally, the underwriting syndicate may reclaim selling concessions allowed for distributing the notes in the offering of the notes, if the syndicate repurchases previously distributed notes in syndicate covering transactions, stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the notes above independent market levels. The underwriters are not required to engage in any of these activities and may end any of them at any time.

The notes are a new issue of securities and there is currently no established trading market for the notes. Ingram Micro does not intend to apply for a listing of the notes on any securities exchange or an automated dealer quotation system. Accordingly, there can be no assurance as to the development or liquidity of any market for the notes. The underwriters have advised Ingram Micro that they currently intend to make a market in the notes. However, they are not obligated to do so, and any market making with respect to the notes may be discontinued at any time without notice.

Expenses associated with this offering to be paid by Ingram Micro, other than underwriting discounts, are estimated to be approximately $1.0 million.

From time to time in the ordinary course of their respective businesses, certain of the underwriters and their affiliates have engaged in and may in the future engage in commercial banking, derivatives, financial advisory and/or investment banking or other commercial transactions with Ingram Micro and its affiliates for which they have received, and may in the future receive, customary fees and expenses.

In the ordinary course of their various business activities, each of the underwriter and its affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve securities and instruments of the issuer.

European Economic Area

In relation to each member state of the European Economic Area that has implemented the Prospectus Directive (each, a “Relevant Member State”), each underwriter has represented and agreed that, with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”), it has not made and will not make an offer of notes to the public in that Relevant Member State prior to the publication of a prospectus in relation to the notes which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of notes to the public in that Relevant Member State at any time:

•	to legal entities that are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•	to any legal entity that has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000; and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

•	to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representative for such offer; or

•	in any other circumstances that do not require the publication by Ingram Micro of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of the above, the expression an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Member State, and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in that Relevant Member State.

United Kingdom

Each underwriter has represented and agreed that it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (“FSMA”)) in connection with the issue or sale of the notes in circumstances in which Section 21(1) of FSMA does not apply to Ingram Micro, and it has complied and will comply with all applicable provisions of FSMA with respect to anything done by it in relation to any notes in, from or otherwise involving the United Kingdom.

VALIDITY OF SECURITIES

The legality of the notes offered hereby will be passed upon for Ingram Micro Inc. by Davis Polk & Wardwell LLP, Menlo Park, California. Certain legal matters will be passed upon for the underwriters by Latham & Watkins LLP, Menlo Park, California.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document that we file at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet site at http://www.sec.gov, from which interested persons can electronically access the registration statement of which this prospectus supplement and the accompanying prospectus form a part, including the exhibits and schedules to the registration statement.

As permitted by the SEC rules, this prospectus supplement and the accompanying prospectus do not contain all the information that you can find in the registration statement or the exhibits to that statement. The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus supplement, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and all documents subsequently filed with the SEC pursuant to Section 13(a), 13(c), 14, or 15(d) of the Exchange Act prior to the termination of the offering under this prospectus supplement, provided, however, that nothing contained herein shall be deemed to incorporate information furnished to, but not filed with, the SEC:

(a) Annual Report on Form 10-K for the year ended January 2, 2010;

(b) Quarterly Reports on Form 10-Q for the quarters ended April 3, 2010 and July 3, 2010; and

(c) Current Reports on Form 8-K dated January 21, 2010, April 28, 2010, May 27, 2010, June 9, 2010, June 15, 2010 and June 25, 2010; and

(d) Portions of the Definitive Proxy Statement on Schedule 14A for the 2010 annual meeting of stockholders held June 9, 2010 incorporated by reference in the Annual Report on Form 10-K for the year ended January 2, 2010.

You may request a copy of these filings at no cost, by writing or telephoning the office of Investor Relations department by calling (714) 566-1000, by writing to Investor Relations, Ingram Micro Inc. 1600 E. St. Andrew Place, Santa Ana, CA 92705 or by sending an email to investor.relations@ingrammicro.com.

PROSPECTUS

Ingram Micro Inc.

The following are types of securities that may be offered and sold by Ingram Micro Inc. or by selling security holders under this prospectus from time to time:

• Class A Common stock • Preferred stock	• Debt securities • Warrants	• Units

The securities may be offered by us or by selling security holders in amounts, at prices and on terms determined at the time of the offering. The securities may be sold directly to you, through agents, or through underwriters and dealers. If agents, underwriters or dealers are used to sell the securities, we will name them and describe their compensation in a prospectus supplement. You should read this prospectus, any accompanying prospectus supplement and any document we incorporate by reference carefully before you invest.

We will describe in a prospectus supplement, which must accompany this prospectus, the securities we are offering and selling, as well as the specific terms of the securities. Those terms may include:

• Maturity • Interest rate • Currency of payments • Dividends	• Redemption terms • Listing on a security exchange • Amount payable at maturity • Conversion or exchange rights	• Liquidation amount • Subsidiary guarantees • Sinking fund terms

Investing in these securities involves certain risks. See “Risk Factors” beginning on page 12 of our annual report on Form 10-K for the fiscal year ended January 2, 2010, which is incorporated by reference herein.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 16, 2010

You should rely only on the information contained in or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus is accurate as of any date other than the date on the front of this prospectus. The terms “Ingram Micro,” “we,” “us,” and “our” refer to Ingram Micro Inc.

THE COMPANY

Ingram Micro, a Fortune 100 company, is the largest global information technology (“IT”) wholesale distributor by net sales as of the end of 2009, providing sales, marketing, and logistics services for the IT industry worldwide. We provide a vital link in the IT supply chain by generating demand and developing markets for our technology partners. While we remain focused on continuing to build our IT distribution business, we also are developing an increasing presence in adjacent technology categories, such as automatic identification and data capture; point-of-sale; managed, professional and warranty maintenance services; and consumer electronics to broaden our product lines and market presence. We create value in the market by extending the reach of our technology partners, capturing market share for resellers and suppliers, creating innovative solutions comprised of both technology products and services, offering credit, and providing efficient fulfillment of IT products and services. With a broad range of products and an array of services, we create operating efficiencies for our partners around the world.

Our principal executive offices are located at 1600 E. St. Andrew Place, Santa Ana, CA 92705, and our telephone number is (714) 566-1000. We maintain a website at http://www.ingrammicro.com where general information about us is available. We are not incorporating the contents of our website into this prospectus.

About this Prospectus

This prospectus is part of a registration statement that we filed with the SEC utilizing a “shelf” registration process. Under this shelf process, we may sell any combination of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus, and, accordingly, to the extent inconsistent, information in this prospectus is superseded by the information in the prospectus supplement. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document that we file at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet site at http://www.sec.gov, from which interested persons can electronically access our SEC filings, including the registration statement and the exhibits and schedules thereto.

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and all documents subsequently filed with the SEC pursuant to Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, prior to the termination of the offering under this prospectus:

(a)	Annual Report on Form 10-K for the year ended January 2, 2010;

(b)	Quarterly Reports on Form 10-Q for the quarters ended April 3, 2010 and July 3, 2010;

(c)	Current Reports on Form 8-K dated January 21, 2010, April 28, 2010, May 27, 2010, June 9, 2010, June 15, 2010 and June 25, 2010;

(d)	Portions of the Definitive Proxy Statement on Schedule 14A for the 2010 annual meeting of stockholders held June 9, 2010 incorporated by reference in the Annual Report on Form 10-K for the year ended January 2, 2010; and

(e)	The description of our Class A common stock included in our registration statement on Form 8-A filed on September 19, 1996, including any amendments or reports filed for the purpose of updating such description.

You may request a copy of these filings at no cost, by writing or telephoning the office of Investor Relations department by calling (714) 566-1000, by writing to Investor Relations, Ingram Micro Inc. 1600 E. St. Andrew Place, Santa Ana, CA 92705 or by sending an email to investor.relations@ingrammicro.com.

SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS

This prospectus, any accompanying prospectus supplement and documents that are incorporated by reference in this prospectus include forward-looking statements. Forward-looking statements may be preceded by, followed by or include the words “expects,” “could,” “would,” “may,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “targets,” “estimates,” “looks for,” “looks to” or similar expressions. Ingram Micro claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 for all forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. These forward-looking statements are subject to risks, uncertainties, and assumptions about our business. Factors that might cause or contribute to such differences include, but are not limited to, those discussed in the section entitled “Risk Factors” in any accompanying prospectus supplement and in our Annual Report on Form 10-K incorporated by reference herein, and as may be updated in filings we make from time to time with the U.S. Securities and Exchange Commission (the “SEC”). You should understand that such factors could affect our future results, and could cause those results or other outcomes to differ materially from those expressed or implied in the forward-looking statements.

We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or risks, except to the extent required by applicable securities laws. If we do update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements. New information, future events or risks could cause the forward-looking events we discuss in this prospectus, any accompanying prospectus supplement or the documents incorporated herein or therein by reference not to occur. Additional information concerning these and other risks and uncertainties is contained in our other periodic filings with the SEC.

USE OF PROCEEDS

Unless otherwise indicated in the applicable prospectus supplement, we intend to use the net proceeds from the sale of the securities that we may offer from time to time under this prospectus and any applicable prospectus supplement or free writing prospectus for working capital and general corporate purposes. If we decide to use the net proceeds from a particular offering of securities for a specific purpose, we will describe that in the related prospectus supplement. Unless otherwise indicated, we will not receive any proceeds from the sale of securities by any selling security holders.

DIVIDEND POLICY

We have neither declared nor paid any dividends on our common stock in the preceding two fiscal years. We currently intend to retain future earnings to fund ongoing operations and finance the growth and development of our business. Any future decision to declare or pay dividends will be at the discretion of our board of directors and will be dependent upon our financial condition, results of operations, capital requirements, and such other factors as our board of directors deems relevant. In addition, certain of our debt facilities contain restrictions on the declaration and payment of dividends.

RATIOS OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratios of earnings to fixed charges for each of the periods indicated.

	Twenty-six Weeks Ended	Fiscal Year Ended
	July 3,	January 2,	January 3,	December 29,	December 30,	December 31,
	2010	2010	2009	2007	2006	2005

Ratios of earnings to fixed charges	7.8	4.9	(A )	4.1	4.9	4.5

(A)	Due to our loss in the year ended January 3, 2009, the ratio was less than 1:1. The deficiency in earnings necessary to achieve a 1:1 ratio was $382,138.

For purposes of calculating these ratios: (i) “earnings” consists of the sum of: (x) income before income taxes and (y) fixed charges and (ii) fixed charges consists of the sum of: (a) interest expense; (b) amortized premiums, discounts and capitalized expenses related to indebtedness; and (c) an estimate of the interest within rental expense.

DESCRIPTION OF COMMON STOCK

The following description of our capital stock is based upon our certificate of incorporation (“Certificate of Incorporation”), our amended and restated bylaws (“Bylaws”) and applicable provisions of law. We have summarized certain portions of the Certificate of Incorporation and Bylaws below. The summary is not complete. The Certificate of Incorporation and Bylaws are incorporated by reference in the registration statement of which this prospectus is a part and have been incorporated by reference as exhibits to our 10-K for the year ended January 2, 2010. You should read the Certificate of Incorporation and Bylaws for the provisions that are important to you.

Certain provisions of the Delaware General Corporation Law (“DGCL”), the Certificate of Incorporation and the Bylaws summarized in the following paragraphs may have an anti-takeover effect. This may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in its best interests, including those attempts that might result in a premium over the market price for its shares.

Authorized Common Stock

Our authorized common stock consists of:

•	500,000,000 shares of Class A common stock, par value $0.01 per share, of which 180,517,421 shares were issued and 156,687,477 shares were outstanding as of July 3, 2010, and

•	135,000,000 shares of Class B common stock, par value $0.01 per share, of which no shares were issued and outstanding as of July 3, 2010.

We refer to the Class A common stock together with the Class B common stock as the common stock in this prospectus. The shares of Class A common stock and Class B common stock are identical in all respects, except for voting rights and certain conversion rights, as described below. There were no issued and outstanding shares of Class B common stock during the three-year period ended January 2, 2010.

General

Ingram Micro Class A Common Stock Outstanding.  The outstanding shares of our Class A common stock are duly authorized, validly issued, fully paid and non-assessable. Our Class A common stock is listed and principally traded on the New York Stock Exchange under the symbol “IM.”

Voting Rights.  The holders of Class A common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. The holders of Class B common stock are entitled to ten votes per share on all matters to be voted upon by the stockholders. Except as required by applicable law, holders of the Class A common stock and Class B common stock vote together as a single class on all matters to be voted upon by the stockholders. There is no cumulative voting. There were no issued and outstanding shares of Class B common stock during the three-year period ended January 2, 2010.

Dividends.  Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by our board of directors out of funds legally available therefor. See “Dividend Policy.” In the case of dividends or distributions payable in common stock, only shares of Class A common stock will be distributed to the Class A common stockholders and only shares of Class B common stock will be distributed to the Class B common stockholders. Neither the Class A common stock nor the Class B common stock may be subdivided or combined in any manner unless the other class is subdivided or combined in the same proportion.

Rights upon Liquidation.  In the event of liquidation, dissolution or winding up of Ingram Micro, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding.

Conversion Rights.  The Class A common stock has no conversion rights. The Class B common stock is convertible into Class A common stock, in whole or in part, at any time, on the basis of one share of Class A common stock for each share of Class B common stock converted.

Other Features.  The common stock has no preemptive or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock.

Transfer Agent and Registrar.  The transfer agent and registrar for the common stock is Computershare Trust Company, N.A.

Certain Provisions of Ingram Micro’s Certificate of Incorporation and Bylaws

Limits on Written Consents.  Stockholders may not act by written consent on any action required or permitted to be taken at any annual or special meeting of stockholders.

Limits on Special Meetings.  Our Bylaws permit special meetings of stockholders to be called by our board of directors, the chairman of our board of directors or at the request of stockholders holding at least ten percent of the outstanding voting power of Ingram Micro.

Certain Anti-Takeover Effects of Delaware Law

We are subject to Section 203 of the DGCL (“Section 203”). In general, Section 203 prohibits a publicly held Delaware corporation from engaging in various “business combination” transactions with any interested stockholder for a period of three years following the date of the transactions in which the person became an interested stockholder, unless:

•	the transaction is approved by our board of directors prior to the date the interested stockholder obtained such status;

•	upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced; or

•	on or subsequent to such date the business combination is approved by our board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

A “business combination” is defined to include mergers, asset sales, and other transactions resulting in financial benefit to a stockholder. In general, an “interested stockholder” is a person who, together with affiliates and associates, owns (or within three years, did own) 15% or more of a corporation’s voting stock. The statute could prohibit or delay mergers or other takeover or change in control attempts with respect to Ingram Micro and, accordingly, may discourage attempts to acquire Ingram Micro even though such a transaction may offer Ingram Micro’s stockholders the opportunity to sell their stock at a price above the prevailing market price.

DESCRIPTION OF PREFERRED STOCK

Our Certificate of Incorporation also authorizes us to issue up to 25,000,000 shares of preferred stock, par value $0.01 per share, on terms determined by our board of directors, none of which were outstanding as of July 3, 2010.

If and when we offer to sell a particular series of preferred stock, we will describe the specific terms of the securities in a supplement to this prospectus. Our board of directors has the authority to issue the preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series of the designation of such series, without further vote or action by the stockholders, unless stockholder action is required by applicable law or by the rules of a stock exchange or quotation system on which any series of our stock may be listed or quoted. The preferred stock will be issued under a certificate of designation relating to each series of preferred stock and is also subject to our Certificate of Incorporation.

All shares of preferred stock offered will be fully paid and non-assessable. Any shares of preferred stock that are issued will have priority over the common stock with respect to dividend or liquidation rights or both.

Our board of directors could create and issue a series of preferred stock with rights, privileges or restrictions which effectively discriminates against an existing or prospective holder of preferred stock as a result of the holder beneficially owning or commencing a tender offer for a substantial amount of common stock. One of the effects of authorized but unissued and unreserved shares of capital stock may be to make it more difficult or discourage an attempt by a potential acquirer to obtain control of our company by means of a merger, tender offer, proxy contest or otherwise. This protects the continuity of our management. The issuance of these shares of capital stock may defer or prevent a change in control of our company without any further stockholder action.

The transfer agent for each series of preferred stock will be described in the prospectus supplement.

DESCRIPTION OF DEBT SECURITIES

This prospectus describes certain general terms and provisions of the debt securities. The debt securities will be issued under an indenture between Ingram Micro and Deutsche Bank Trust Company Americas, as trustee (the “trustee”), as may be supplemented from time to time. The debt securities may be issued in one or more series established in or pursuant to a board resolution and set forth in an officers’ certificate or supplemental indenture.

If and when we offer to sell a particular series of debt securities, we will describe the specific terms for the securities in a supplement to this prospectus. The prospectus supplement will also indicate whether the general terms and provisions described in this prospectus apply to a particular series of debt securities.

We have summarized certain terms and provisions of the indenture. The summary is not complete. The indenture has been incorporated by reference as an exhibit to the registration statement for these securities that we have filed with the SEC. You should read the indenture (including the form of debt security) relating to the applicable series of debt securities for the provisions which may be important to you. The indenture is subject to and governed by the Trust Indenture Act of 1939, as amended.

General

The indenture will not limit the amount of debt securities which we may issue. We have the right to “reopen” a previous issue of a series of debt securities by issuing additional debt securities of such series. We may issue debt securities up to an aggregate principal amount as we may authorize from time to time. The debt securities will be our unsecured obligations and will rank equally with all of our other unsecured and unsubordinated debt from time to time outstanding. Our secured debt, if any, will be effectively senior to the debt securities to the extent of the value of the assets securing such debt. The debt securities will be exclusively our obligations and not of our subsidiaries and therefore the debt securities will be structurally subordinate to the debt and liabilities of any of our subsidiaries. The prospectus supplement will describe the terms of any debt securities being offered, including:

•	the title;

•	any limit upon the aggregate principal amount;

•	the date or dates on which the principal is payable;

•	the rate or rates at which the debt securities shall bear interest, if any, or the method by which such rate shall be determined;

•	the date or dates from which interest shall accrue;

•	the date or dates on which interest shall be payable;

•	the record dates for the determination of holders to whom interest is payable;

•	the right, if any, to extend the interest payment periods and the duration of such extension;

•	the place or places where the principal of and any interest shall be payable;

•	the price or prices at which, the period or periods within which and the terms and conditions upon which debt securities may be redeemed;

•	our obligation or option, if any, to redeem, purchase or repay the debt securities pursuant to any sinking fund or otherwise or at the option of a holder thereof;

•	if applicable, the price or prices at which and the period or periods within which and the terms and conditions upon which the debt securities shall or may be redeemed, purchased or repaid, in whole or in part;

•	if other than denominations of $1,000 and any multiple thereof, the denominations in which the debt securities of the series shall be issuable;

•	the percentage of the principal amount at which the debt securities will be issued and, if other than the principal amount thereof, the portion of such principal amount which shall be payable upon declaration of acceleration of the maturity thereof or provable in bankruptcy;

•	whether the debt securities are issuable under Rule 144A or Regulation S and, in such case, any provisions unique to such form of issuance including any transfer restrictions or exchange and registration rights;

•	any and all other terms of the series including any terms which may be required by or advisable under U.S. law or regulations or advisable in connection with the marketing of the debt securities;

•	whether the debt securities are issuable as global securities or definitive certificates and, in such case, the identity for the depositary;

•	any deletion from, modification of or addition to the events of default or covenants;

•	any provisions granting special rights to holders when a specified event occurs;

•	whether and under what circumstances we will pay additional amounts on the debt securities held by a person who is not a U.S. person in respect of any tax, assessment or governmental charge withheld or deducted;

•	any special tax implications of the notes;

•	any trustees, authenticating or paying agents, transfer agents or registrars or any other agents with respect to the debt securities;

•	any guarantor or co-issuers;

•	any special interest premium or other premium;

•	whether the debt securities are convertible or exchangeable into common stock or other of our equity securities and the terms and conditions upon which such conversion or exchange shall be effected; and

•	the currency in which payments shall be made, if other than U.S. dollars.

Events of Default

When we use the term “Event of Default” in the indenture with respect to the debt securities of any series, here are some examples of what we mean:

(1) default in paying interest on the debt securities when it becomes due and the default continues for a period of 30 days or more;

(2) default in paying principal, or premium, if any, on the debt securities when due;

(3) default in the performance, or breach, of any covenant in the indenture (other than defaults specified in clause (1) or (2) above) and the default or breach continues for a period of 60 days or more after we receive written notice from the trustee or the trustee receives notice from the holders of at least 25% in aggregate principal amount of the outstanding debt securities of the series;

(4) certain events of bankruptcy, insolvency, reorganization, administration or similar proceedings with respect to us or any material subsidiary has occurred; or

(5) any other Events of Default set forth in a prospectus supplement relating to such series of debt securities.

If an Event of Default (other than an Event of Default specified in clause (4) with respect to us) under the indenture occurs with respect to the debt securities of any series and is continuing, then the trustee may and, at the direction of the holders of at least 25% in principal amount of the outstanding debt securities of that series, will by written notice, require us to repay immediately the entire principal amount of the outstanding debt securities of that series, together with all accrued and unpaid interest and premium, if any.

If an Event of Default under the indenture specified in clause (4) with respect to us occurs and is continuing, then the entire principal amount of the outstanding debt securities will automatically become due immediately and payable without any declaration or other act on the part of the trustee or any holder.

After a declaration of acceleration or any automatic acceleration under clause (4) described above, the holders of a majority in principal amount of outstanding debt securities of any series may rescind this accelerated payment requirement if all existing Events of Default, except for nonpayment of the principal and interest on the debt securities of that series that has become due solely as a result of the accelerated payment requirement, have been cured or waived and if the rescission of acceleration would not conflict with any judgment or decree. The holders of a majority in principal amount of the outstanding debt securities of any series also have the right to waive past defaults, except a default in paying principal or interest on any outstanding debt security, or in respect of a covenant or a provision that cannot be modified or amended without the consent of all holders of the debt securities of that series.

Holders of at least 25% in principal amount of the outstanding debt securities of a series may seek to institute a proceeding only after they have made written request, and offered indemnity as the trustee may reasonably require, to the trustee to institute a proceeding and the trustee has failed to do so within 60 days after it received this notice. In addition, within this 60-day period the trustee must not have received directions inconsistent with this written request by holders of a majority in principal amount of the outstanding debt securities of that series. These limitations do not apply, however, to a suit instituted by a holder of a debt security for the enforcement of the payment of principal, interest or any premium on or after the due dates for such payment.

During the existence of an Event of Default of which a responsible officer of the trustee has actual knowledge or has received written notice from us or any holder of the debt securities, the trustee is required to exercise the rights and powers vested in it under the indenture and use the same degree of care and skill in its exercise as a prudent person would under the circumstances in the conduct of that person’s own affairs. If an Event of Default has occurred and is continuing, the trustee is not under any obligation to exercise any of its rights or powers at the request or direction of any of the holders unless the holders have offered to the trustee security or indemnity as the trustee may reasonably require. Subject to certain provisions, the holders of a majority in principal amount of the outstanding debt securities of any series have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust, or power conferred on the trustee.

The trustee will, within 45 days after any default occurs, give notice of the default to the holders of the debt securities of that series, unless the default was already cured or waived. Unless there is a default in paying principal, interest or any premium when due, the trustee can withhold giving notice to the holders if it determines in good faith that the withholding of notice is in the interest of the holders.

We are required to furnish to the trustee an annual statement as to compliance with all conditions and covenants under the indenture.

Modification and Waiver

We and the trustee may amend or modify the indenture or the debt securities without the consent of any holder of debt securities in order to:

•	cure ambiguities, defects or inconsistencies, provided that such an amendment or modification shall not materially adversely affect the rights of holders;

•	provide for the assumption of our obligations in the case of a merger or consolidation and our discharge upon such assumption;

•	make any change that would provide any additional rights or benefits to the holders of the debt securities of a series;

•	provide for or add guarantors with respect to the debt securities of any series;

•	secure the debt securities of a series;

•	establish the form or forms of debt securities of any series;

•	maintain the qualification of the indenture under the Trust Indenture Act;

•	conform any provision in the indenture to this “Description of Debt Securities”; or

•	make any change that does not materially adversely affect the rights of holders.

Other amendments and modifications of the indenture or the debt securities may be made with the consent of the holders of not less than a majority of the aggregate principal amount of the outstanding debt securities of each series affected by the amendment or modification (voting as one class), and our compliance with any provision of the indenture with respect to any series of debt securities may be waived by written notice to the trustee by the holders of a majority of the aggregate principal amount of the outstanding debt securities of each series affected by the waiver (voting as one class). However, no modification or amendment may, without the consent of the holder of each outstanding debt security affected:

•	reduce the principal amount, or extend the fixed maturity, of the debt securities, alter or waive the redemption provisions of the debt securities;

•	change the currency in which principal, any premium or interest is paid;

•	reduce the percentage in principal amount outstanding of debt securities of any series which must consent to an amendment, supplement or waiver or consent to take any action;

•	impair the right to institute suit for the enforcement of any payment on the debt securities;

•	waive a payment default with respect to the debt securities or any guarantor;

•	reduce the interest rate or extend the time for payment of interest on the debt securities; or

•	adversely affect the ranking of the debt securities of any series.

Satisfaction, Discharge and Covenant Defeasance

We may terminate our obligations under the indenture, when either:

•	all the debt securities of any series issued that have been authenticated and delivered have been accepted by the trustee for cancellation; or

•	all the debt securities of any series issued that have not been accepted by the trustee for cancellation will become due and payable within one year (a “discharge”) and we have made irrevocable arrangements satisfactory to the trustee for the giving of notice of redemption by such trustee in our name, and at our expense and we have irrevocably deposited or caused to be deposited with the trustee sufficient funds to pay and discharge the entire indebtedness on the series of debt securities to pay principal, interest and any premium;

•	we have paid or caused to be paid all other sums then due and payable under the indenture; and

•	we have delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent under the indenture relating to the satisfaction and discharge of the indenture have been complied with.

We may elect to have our obligations under the indenture discharged with respect to the outstanding debt securities of any series (“legal defeasance”). Legal defeasance means that we will be deemed to have paid and discharged the entire indebtedness represented by the outstanding debt securities of such series under the indenture, except for:

•	the rights of holders of the debt securities to receive principal, interest and any premium when due;

•	our obligations with respect to the debt securities concerning issuing temporary debt securities, registration of transfer of debt securities, mutilated, destroyed, lost or stolen debt securities and the maintenance of an office or agency for payment for debt securities payments held in trust;

•	the rights, powers, trusts, duties and immunities of the trustee; and

•	the defeasance provisions of the indenture.

In addition, we may elect to have our obligations released with respect to certain covenants in the indenture (“covenant defeasance”). Any failure to comply with these obligations will not constitute a default or an event of default with respect to the debt securities of any series. In the event covenant defeasance occurs, certain events, not including non-payment, bankruptcy and insolvency events, described under “Events of Default” will no longer constitute an event of default for that series.

In order to exercise either legal defeasance or covenant defeasance with respect to outstanding debt securities of any series:

•	we must irrevocably have deposited or caused to be deposited with the trustee as trust funds for the purpose of making the following payments, specifically pledged as security for, and dedicated solely to the benefits of the holders of the debt securities of a series:

•	money in an amount;

•	U.S. Government Obligations; or

•	a combination of money and U.S. Government Obligations,

in each case sufficient without reinvestment, in the written opinion of an internationally recognized firm of independent public accountants to pay and discharge, and which shall be applied by the trustee to pay and discharge, all of the principal, interest and any premium at due date or maturity or if we have made irrevocable arrangements satisfactory to the trustee for the giving of notice of redemption by the trustee in our name and at our expense, the redemption date;

•	in the case of legal defeasance, we have delivered to the trustee an opinion of counsel stating that, as a result of an IRS ruling or a change in applicable federal income tax law, the holders of the debt securities of that series will not recognize gain or loss for U.S. federal income tax purposes as a result of the deposit, defeasance and discharge to be effected and will be subject to the same U.S. federal income tax as would be the case if the deposit, defeasance and discharge did not occur;

•	in the case of covenant defeasance, we have delivered to the trustee an opinion of counsel to the effect that the holders of the debt securities of that series will not recognize gain or loss for U.S. federal income tax purposes as a result of the deposit and covenant defeasance to be effected and will be subject to the same U.S. federal income tax as would be the case if the deposit and covenant defeasance did not occur;

•	no default with respect to the outstanding debt securities of that series has occurred and is continuing at the time of such deposit after giving effect to the deposit or, in the case of legal defeasance, no default relating to bankruptcy or insolvency has occurred and is continuing at any time on or before the 91st day after the date of such deposit, it being understood that this condition is not deemed satisfied until after the 91st day;

•	the legal defeasance or covenant defeasance will not cause the trustee to have a conflicting interest within the meaning of the Trust Indenture Act, assuming all debt securities of a series were in default within the meaning of such Act;

•	the legal defeasance or covenant defeasance will not result in a breach or violation of, or constitute a default under, any other agreement or instrument to which we are a party;

•	the legal defeasance or covenant defeasance will not result in the trust arising from such deposit constituting an investment company within the meaning of the Investment Company Act of 1940, as amended, unless the trust is registered under such Act or exempt from registration; and

•	we have delivered to the trustee an officers’ certificate and an opinion of counsel stating that all conditions precedent with respect to the defeasance or covenant defeasance have been complied with.

Unclaimed Funds

All funds deposited with the trustee or any paying agent for the payment of principal, interest, premium or additional amounts in respect of the debt securities that remain unclaimed for two years after the maturity date of such debt securities will be repaid to us upon our request. Thereafter, any right of any noteholder to such funds shall be enforceable only against us, and the trustee and paying agents will have no liability therefor.

Governing Law

The indenture and the debt securities for all purposes shall be governed by and construed in accordance with the laws of the State of New York without regard to conflicts of laws principles thereof.

Concerning Our Relationship with the Trustee

We have, from time to time, maintained ordinary banking relationships with affiliates of Deutsche Bank Trust Company Americas.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase our debt or equity securities or securities of third parties or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing. Warrants may be issued independently or together with any other securities and may be attached to, or separate from, such securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. The terms of any warrants to be issued and a description of the material provisions of the applicable warrant agreement will be set forth in the applicable prospectus supplement.

DESCRIPTION OF UNITS

As specified in the applicable prospectus supplement, we may issue units consisting of one or more warrants, debt securities, shares of preferred stock, shares of common stock or any combination of such securities.

FORMS OF SECURITIES

Each debt security, warrant and unit will be represented either by a certificate issued in definitive form to a particular investor or by one or more global securities representing the entire issuance of securities. Certificated securities in definitive form and global securities will be issued in registered form. Definitive securities name you or your nominee as the owner of the security, and in order to transfer or exchange these securities or to receive payments other than interest or other interim payments, you or your nominee must physically deliver the securities to the trustee, registrar, paying agent or other agent, as applicable. Global securities name a depositary or its nominee as the owner of the debt securities, warrants or units represented by these global securities. The depositary maintains a computerized system that will reflect each investor’s beneficial ownership of the securities through an account maintained by the investor with its broker/dealer, bank, trust company or other representative, as we explain more fully below.

Global Securities

Registered Global Securities.  We may issue the registered debt securities, warrants and units in the form of one or more fully registered global securities that will be deposited with a depositary or its nominee identified in the applicable prospectus supplement and registered in the name of that depositary or nominee. In those cases, one or more registered global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal or face amount of the securities to be represented by registered global securities. Unless and until it is exchanged in whole for securities in definitive registered form, a registered global security may not be transferred except as a whole by and among the depositary for the registered global security, the nominees of the depositary or any successors of the depositary or those nominees.

If not described below, any specific terms of the depositary arrangement with respect to any securities to be represented by a registered global security will be described in the prospectus supplement relating to those securities. We anticipate that the following provisions will apply to all depositary arrangements.

Ownership of beneficial interests in a registered global security will be limited to persons, called participants, that have accounts with the depositary or persons that may hold interests through participants. Upon the issuance of a registered global security, the depositary will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal or face amounts of the securities beneficially owned by the participants. Any dealers, underwriters or agents participating in the distribution of the securities will designate the accounts to be credited. Ownership of beneficial interests in a registered global security will be shown on, and the transfer of ownership interests will be effected only through, records maintained by the depositary, with respect to interests of participants, and on the records of participants, with respect to interests of persons holding through participants. The laws of some states may require that some purchasers of securities take physical delivery of these securities in definitive form. These laws may impair your ability to own, transfer or pledge beneficial interests in registered global securities.

So long as the depositary, or its nominee, is the registered owner of a registered global security, that depositary or its nominee, as the case may be, will be considered the sole owner or holder of the securities represented by the registered global security for all purposes under the applicable indenture, warrant agreement or unit agreement. Except as described below, owners of beneficial interests in a registered global security will not be entitled to have the securities represented by the registered global security registered in their names, will not receive or be entitled to receive physical delivery of the securities in definitive form and will not be considered the owners or holders of the securities under the applicable indenture, warrant agreement or unit agreement. Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depositary for that registered global security and, if that person is not a participant, on the procedures of the participant through which the person owns its interest, to exercise any rights of a holder under the applicable indenture, warrant agreement or unit agreement. We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in a registered global security desires to give or take any action that a holder is entitled to give or take under the applicable indenture, warrant agreement or unit agreement, the depositary for the registered global security would authorize the participants holding the relevant beneficial interests to give or take that action, and the participants would authorize beneficial owners owning through them to give or take that action or would otherwise act upon the instructions of beneficial owners holding through them.

Principal, premium, if any, and interest payments on debt securities, and any payments to holders with respect to warrants or units, represented by a registered global security registered in the name of a depositary or its nominee will be made to the depositary or its nominee, as the case may be, as the registered owner of the registered global security. None of Ingram Micro, the trustees, the warrant agents, the unit agents or any other agent of Ingram Micro, agent of the trustees or agent of the warrant agents or unit agents will have any responsibility or liability for any aspect of the records relating to payments made on account of beneficial ownership interests in the registered global security or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests.

We expect that the depositary for any of the securities represented by a registered global security, upon receipt of any payment of principal, premium, interest or other distribution of underlying securities or other property to holders on that registered global security, will immediately credit participants’ accounts in amounts proportionate to their respective beneficial interests in that registered global security as shown on the records of the depositary. We also expect that payments by participants to owners of beneficial interests in a registered global security held through participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of those participants.

If the depositary for any of these securities represented by a registered global security is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Securities Exchange Act of 1934, and a successor depositary registered as a clearing agency under the Securities Exchange Act of 1934 is not appointed by us within 90 days, we will issue securities in definitive form in exchange for the registered global security that had been held by the depositary. Any securities issued in definitive form in exchange for a registered global security will be registered in the name or names that the depositary gives to the relevant trustee, warrant agent, unit agent or other relevant agent of ours or theirs. It is expected that the depositary’s instructions will be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in the registered global security that had been held by the depositary. In addition, we may at any time determine that the securities of any series shall no longer be represented by a registered global security and will issue securities in definitive form in exchange for such registered global security pursuant to the procedure described above.

PLAN OF DISTRIBUTION

We or selling security holders may sell the securities being offered hereby in the following manner or any manner specified in a prospectus supplement:

•	directly to purchasers;

•	through agents;

•	through underwriters; and

•	through dealers.

If any securities are sold pursuant to this prospectus by any persons other than us, we will, in a prospectus supplement, name the selling security holders, indicate the nature of any relationship such holders have had to us or any of our affiliates during the three years preceding such offering, state the amount of securities of the class owned by such security holder prior to the offering and the amount to be offered for the security holder’s account, and state the amount and (if one percent or more) the percentage of the class to be owned by such security holder after completion of the offering.

We or any selling security holder may directly solicit offers to purchase securities, or agents may be designated to solicit such offers. We will, in the prospectus supplement relating to such offering, name any agent that could be viewed as an underwriter under the Securities Act of 1933, as amended (the “Securities Act”), and describe any commissions that we or any selling security holder must pay. Any such agent will be acting on a best efforts basis for the period of its appointment or, if indicated in the applicable prospectus supplement, on a firm commitment basis. Agents, dealers and underwriters may be customers of, engage in transactions with, or perform services for us in the ordinary course of business.

If any underwriters or agents are utilized in the sale of the securities covered by this prospectus, we and, if applicable, any selling security holder will enter into an underwriting agreement or other agreement with them at the time of sale to them, and we will set forth in the prospectus supplement relating to such offering the names of the underwriters or agents and the terms of the related agreement with them.

If a dealer is utilized in the sale of the securities covered by this prospectus, we and, if applicable, any selling security holder will sell such securities to the dealer, as principal. The dealer may then resell such securities to the public at varying prices to be determined by such dealer at the time of resale.

Remarketing firms, agents, underwriters and dealers may be entitled under agreements which they may enter into with us to indemnification by us and by any selling security holder against certain civil liabilities, including liabilities under the Securities Act, and may be customers of, engage in transactions with or perform services for us in the ordinary course of business.

In order to facilitate the offering of the securities, any underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the securities or any other securities the prices of which may be used to determine payments on such securities. Specifically, any underwriters may overallot in connection with the offering, creating a short position for their own accounts. In addition, to cover overallotments or to stabilize the price of the securities or of any such other securities, the underwriters may bid for, and purchase, the securities or any such other securities in the open market. Finally, in any offering of the securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the securities in the offering if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the securities above independent market levels. Any such underwriters are not required to engage in these activities and may end any of these activities at any time.

Any underwriter, agent or dealer utilized in the initial offering of securities will not confirm sales to accounts over which it exercises discretionary authority without the prior specific written approval of its customer.

VALIDITY OF SECURITIES

The validity of the securities in respect of which this prospectus is being delivered will be passed on for us by Davis Polk & Wardwell LLP.

EXPERTS

The consolidated financial statements, financial statement schedule and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended January 2, 2010 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Ingram Micro Inc.

$300,000,000

5.250% notes due 2017

PROSPECTUS SUPPLEMENT

BofA Merrill Lynch	Morgan Stanley

BNP PARIBAS	Mizuho Securities USA Inc.	Raymond James
RBS	Scotia Capital	UBS Investment Bank